U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                                 Amendment No. 4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Global Health Trax Inc.


             (Exact name of registrant as specified in its charter)



Nevada                              2834
------                              ----                             91-1961408
(State or other         (Primary Standard Industrial           (I.R.S. Employer
jurisdiction of          Classification Code Number)        Identification No.)
incorporation or
organization)


                      2465 Ash Street, Vista, CA 92081-8424

        (Address of registrant's principal executive offices) (Zip Code)

                                  760-542-3000
              (Registrant's Telephone Number, Including Area Code)

                                Kennan E. Kaeder
                        110 West "C" Streets, Suite 1300
                           San Diego, California 92101
                             Telephone 619-232-6545
                             Facsimile 619-374-7277
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective. The securities are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


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













CALCULATION OF REGISTRATION FEE


         Title of each class    Amount to be          Proposed maximum     Proposed maximum      Amount of
         of                     registered (1)        offering price per   aggregate offering    registration fee
         securities to be                             share                price
         registered

         Common stock           4,000,000 (1)         $1.25                $5,000,0000            $633.00
         no par value

                                3,705,206 (1)         $1.25                $4,631,507.50          $469.00



(1) Includes 3,705,206 shares offered by selling shareholders, and 4,000,000 shares offered by Global Health Trax, Inc. The offering price of $1.25 per share for the selling shareholders was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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




















                             Preliminary Prospectus

                 Global Health Trax, Inc., a Nevada corporation

                             Up To 7,705,206 Shares

                                  Common Stock

                         Offering Price $1.25 per share


This prospectus relates to 7,705,206 shares of our common stock. We are offering for sale 4,000,000 shares of our common stock in a direct public offering and we are registering 3,705,206 common shares on behalf of the selling shareholders. The purchase price is $1.25 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions. Of the shares being offered, selling shareholders will sell 3,705,206 shares of their own shares. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in transactions between selling shareholders and purchasers. We are not selling any shares on behalf of the selling shareholders. If all of the shares offered are purchased, the proceeds will be $9,631,507. Of that amount, $4,631,507 will be received by the selling shareholders and $5,000,000 of the proceeds will be received by us. No minimum amount is required to be sold in this offering. This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate six months following the effective date of this registration statement unless Global Health Trax, Inc. determines to extend the offering for one additional term of six months.




--------------------- ------------------- -------------------- ----------------
Title of securities    Number of offered    Offering price        Proceeds
   to be offered            shares             per share
--------------------- ------------------- -------------------- ----------------
  Common Stock            4,000,000 (1)           $1.25            $5,000,000
  Common Stock            3,705,206 (2)           $1.25            $4,631,507
--------------------- ------------------- -------------------- ----------------



(1) Shares offered by Global. (2) Shares offered by the selling shareholders.

See "Risk Factors" on page 7 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

The date of this prospectus is___________,2005

Subject to completion.

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




                                TABLE OF CONTENTS



Prospectus Summary ...........................................................6
Risk Factors..................................................................7
Use of Proceeds..............................................................14
Determination of Offering Price..............................................14
Dilution.....................................................................16
Capitalization...............................................................17
Selling Security Holders.....................................................17
Plan of Distribution.........................................................18
Legal Proceedings............................................................24
Directors, Executive Officers, Promoters and Control Persons.................24
Executive Compensation ......................................................25
Security Ownership of Certain Beneficial Owners and Management...............26
Description of Securities....................................................27
Interest of Named Experts and Counsel........................................29
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities..............................................................29
Description of Business .....................................................32
Management's Discussion and Analysis of Financial Condition and Results of
    Operations...............................................................47
Description of Property......................................................57
Certain Relationships and Related Transactions...............................57
Market for Common Equity and Related Stockholder Matters.....................59
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure.........................................................59
Experts......................................................................59
Legal Matters................................................................59
Additional Information.......................................................60
Financial Statements................................................F-1 to F-36
Indemnification of Directors and Officers..................................II-1
Other Expenses of Issuance and Distribution................................II-1
Recent Sales of Unregistered Securities....................................II-2
Exhibits...................................................................II-3
Undertakings...............................................................II-4
Signatures.................................................................II-5



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











                             Outside Back Cover Page

                      Dealer Prospectus Delivery Obligation

Until ___________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
------------------
Our Business:                         Our principal business address is 2465
                                      Ash Street, Vista, California 92081-8424
                                      Our telephone number is 760-542-3000
                                      We develop, manufacture and distribute our own nutrition and other wellness products through home-based business entrepreneurs and other direct sales venues.

Our state of organization:            We were incorporated in Nevada in 1999.

Summary financial information:        The summary financial information set
                                      forth below is derived from the more
                                      detailed financial statements appearing
                                      elsewhere in this Form SB-2. We have
                                      prepared our financial statements
                                      contained in this Form SB-2 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.


Income Statement                      Period from
                                      January 1, 2004 to December 31, 2004

Revenue                               $11,041,215
Net Income (Loss)                     $(1,965,521)
Net Income (Loss) Per Share           $    (0.08)

Balance Sheet                         December 31, 2004

Total Assets                          $2,529,427
Total Liabilities                     $2,526,220
Shareholders' Equity                  $   3,207


Number of shares being offered:       7,705,206 shares
                                      are being offered. Selling shareholders
                                      intend to sell 3,705,206 of the shares
                                      being registered pursuant to this
                                      registration statement and we intend to
                                      sell 4,000,000 shares.

Number of shares outstanding          25,105,206 shares of our common stock are
after the offering:                   currently issued and outstanding. After
                                      the offering, 29,099,649 shares of our
                                      common stock will be issued and
                                      outstanding.
Estimated use of proceeds:            $5,000,000 for industrial plant
                                      development, debt reduction and working
                                      capital.

                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

                          Risks Related to the Business


Since we have a history of financial losses failure to raise funds from this offering could severely impact our business. We may not be able to further implement our business strategy unless sufficient funds are raised as a result of this offering, business operations or subsequent public or private offerings, which could prevent us from conducting marketing activities and becoming profitable. We do not currently have any specific plans to conduct an additional public or private offering. We have recently completed a private offering of 3,705,206 shares of common stock that resulted in $2,005,030 in proceeds to Global, including the conversion of debt for stock and stock subscriptions receivable in the amount of $187,500. In order to develop our business and fund proposed manufacturing activities, we believe that the proceeds from this offering will be sufficient to conduct our operations for the next 12 months although there can be no assurance that this is in fact true. Our net losses for our two most recent fiscal years 2004 and 2003 are $1,965,521 and $233,231 respectively. If we do not raise the entire offering amount, our current earnings must improve to the point where earnings alone can sustain our current operations. As of December 31, 2004, our current cash and cash equivalents are $600. Current cash provided from operations are sufficient to meet existing obligations of an ongoing nature, but provide minimum support for meeting growth expectations. The year ended December 31, 2004 was unusual in that it experienced negative cash from operations due principally to advance inventory purchases and consulting fees. Regardless, without proceeds from the offering, it is anticipated that the company will be required to reduce operational overhead and thereon experience slow and sustained growth for the foreseeable future. Areas where the company would initially consider reducing expenses are salaries and outside consulting services.In their report in connection with our 2004 financial statements, our auditors included an explanatory paragraph stating that, because we have incurred a net loss of $1,965,521 and a negative cash flow from operations of $334,943 for the year ended December 31, 2004, and had a working capital deficiency of $786,463 the year ended December 31, 2004, there is substantial doubt about our ability to continue as a going concern.


There is no assurance that our products will remain in demand. Although our products are currently in demand, there can be no assurance that such demand will continue or that we will be successful in obtaining a sufficient market share to sustain our business or to achieve significant profitable operations. We have a limited prior operating history and there can be no assurance that we will continue to maintain and increase our revenues and be profitable. Additionally, if either the demand for the particular products produced by us or the consumer industry generally suffers a decline, or if general economic conditions deteriorate significantly, our business could be impacted to a substantial degree resulting in lower profitability or losses. Many of the factors, which affect us are dictated by the marketplace and are beyond our control. Our net losses for our two most recent fiscal years 2004 and 2003 are $1,965,521 and $233,231 respectively.

We could go out of business unless we raise cash either from this offering or the sale of our products or from other sources. Our only other source for cash at this time is investments by others in our company. From June 1, 2003 to December 31, 2004, we raised approximately $2,005,030 from the sale of 3,705,207 shares of common stock. This amount includes the conversion of some of our debt to stock by our creditors and stock subscriptions receivable in the amount of $187,500. If these funds, together with our product sales are not sufficient to support Global's operations during the next 12 months, then we may have to raise cash through loans or equity financing in order to implement our business plan. If we are unable to raise additional capital then you may lose your entire investment.

Failure to abide by significant governmental regulation could halt our operations. The formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture ("USDA") and the Environmental Protection Agency ("EPA"). No approval of any of Global's products has been sought or given by the FDA or any other regulatory entity. Global's activities are also regulated by various agencies of the states and localities in which Global's products are sold, including without limitation the California Department of Health Services, Food and Drug branch. The FDA in particular regulates claims in advertising and labeling in the sales of our vitamins, mineral supplements and other products and may take regulatory action concerning medical claims, misleading or untruthful advertising, and product safety issues. These regulations include the FDA's Good Manufacturing Practices ("GMP") for foods. Detailed dietary supplement GMP's have been proposed but no regulations have been adopted. Additional dietary supplement regulations were adopted by the FDA pursuant to the implementation of the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). Advertising is primarily regulated by the Federal Trade Commission. Failure to comply with current governmental regulations could result in fines or penalties.

We cannot predict what the effect of new regulations would be on us. Global is unable to predict the nature of such future laws, regulations, interpretations or their application to Global, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, by way of illustration and without limitation, require us to reformulate certain products to meet new standards; recall or discontinue certain products not able to be reformulated; expand documentation of the properties of certain products; expand or provide different labeling and scientific substantiation; or, impose additional record keeping requirements. Any or all such requirements could have a material adverse effect on our results of operations and financial position.

We can not prove that our products are not dangerous to human consumption with resulting liability to Global. Although many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of these products contain innovative ingredients or combinations of ingredients. Although we believe all of our products to be safe when taken as directed, there is little long-term experience with human consumption of certain of these innovative product ingredients or combinations thereof in concentrated form. Although we perform research and/or tests on the formulation and production of our products, we have not sponsored any clinical studies.

Several items supporting the basic premise of our products' safety include:

o GHT is inspected and licensed by the State of California Food & Drug Branch equaling standards and recognized by the Food and Drug Administration (FDA),

o GHT requires certificates of analysis from its suppliers of raw materials, o Testing of raw materials and products is done using Association of Official Analytical Chemists (AOAC) test methods for in-house and independent laboratories to insure product efficacy,

o In-house test methods include: microbial and visocity tests, flavor stability tests, appearance, brix, and pH testing, and o We follow FDA guidelines for Recommended Daily Allowances.

If we cannot manufacture our own products our profitability would be severely impacted. We currently manufacture many of our products at our manufacturing facilities in Vista, California. Accordingly, any event resulting in the slowdown or stoppage of these manufacturing operations or distribution facilities in Southern California could have a material adverse affect on us.

If access to our supplier of Threelac were terminated, which accounts for approximately 51% of our gross sales, our profitability would be impacted until a replacement product were found. The consequences of losing this source of Threelac would be a loss of approximately 51% of gross sales for approximately three months, which is our estimate of the time it would take to find a similar or improved replacement product. Through an exclusivity agreement with Snowden Co., Ltd., Overseas Division, located in Tokyo, Japan, the supplier of Threelac, we have exclusive rights of sale in several countries, including the United States of America, Canada, Mexico, Australia and New Zealand. Under current conditions, we feel it is more cost effective to import the product than to manufacture it. Should access to this source be terminated, we are confident that we could replace the product within a reasonable amount of time and a minimum interruption in sales, although there can be no assurance of this. If we were to lose our Threelac supplier, there would be a decrease in the related gross product of a Threelac replacement product until sales volume were recovered. We do not maintain business interruption insurance.

We intend to spend most of the proceeds of this offering on marketing , paying off debt and developing our manufacturing facility with a minimum amount of funds retained to sustain operations if there is a downturn in sales. The continued development and commercialization of our products will require a commitment of substantial funds. Marketing will be the primary thrust for generating additional cash flows. Current marketing plans include domestic and international efforts. By paying off debt, we will be better positioned financially. The current facility has room for growth. As the marketing plans begin to produce results, we will need to meet the anticipated increased sales in a timely manner. Consequently, new manufacturing equipment will be sourced and prepared for meeting increased production needs. However, since we intend do intend to use most of the proceeds for working capital, if our assumptions about product sales providing cash flows are incorrect, Global's business would be detrimentally impacted since we will not have a cash reserve from this offering. In that event, we would be forced to curtail some of our operations in order to save cash and our projected growth would be substantially and detrimentally impacted.

The extent to which our existing and new products will gain foreign market acceptance will be based upon our ability to maintain existing collaborative relationships and enter into new collaborative relationships. Our commercialization efforts will depend upon relative costs involved in acquiring, prosecuting, maintaining, enforcing and defending intellectual property claims, developments related to regulatory issues and entering into collaborative agreements such as our agreements with Snowden Co., Ltd and Paradigm World Marketing. If we are unable to enter into such agreements our ability to effectively market our products outside of the United States could be severely compromised since the capital expenditure required to enter foreign markets without partners could be prohibitive. In that event, the future growth of Global could be limited to our marketing efforts in the United States.

To maintain a competitive advantage we must be able to continually develop and market new products and there can be no assurance we will be able to do so. Our industry is characterized by constant product innovation and change. To remain competitive, we must be able to continually update our products and respond to market demand with new and innovative products. We estimate that it will require a substantial investment to launch additional products with significant marketing efforts in its target market, and further additional funds will be necessary to implement our business plan nationwide and internationally. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

We may be required to raise additional funds through public or private financing to meet projected marketing efforts domestically and internationally. The issuance of additional equity financing would be potentially dilutive to existing stockholders at the time of issuance of additional equity financing. There can be no assurance we will be able to raise additional funds through pubic or private financing. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

Debt financing may be sought after to leverage the Company's assets in the securing of additional funding for domestic and international growth. Debt financing may involve significant restrictive covenants such as specified cash and other liquidity limits as well as debt limits. These types of restrictive covenants could limit the Company's ability to enter into other business ventures which may create a condition in violation of specified covenants. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

Collaborative arrangements may be sought to raise additional funds for both domestic and international growth. It is possible that these arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

We have established a collaborative agreement with Paradigm World Marketing in Japan to access the markets related to our business in that arena. With the agreement for Paradigm World Marketing to assist in the establishment of a business presence for us, managing the product approval process, and development of a sales base, we anticipate that we will begin seeing results by the second quarter of 2005. Should this collaborative agreement fail, we must make up for these operations through other alliances. Accordingly, additional time and funds would be required to develop any new Japanese market alliance. The impact upon the earnings of the company from sales in Japan due to a change of collaborative alliance would be to temporarily slow sales growth in that territory, but it would not reduce existing sales elsewhere.

If our products are duplicated our results would be negatively impacted. We rely upon a combination of patents and patents pending, proprietary technology and know-how, trademarks, copyrights, confidentiality agreements and other contractual covenants to establish and protect its intellectual property rights. There can be no assurance that steps taken by us to protect its intellectual property will be adequate to prevent misappropriation of that intellectual property, or that our competitors will not independently develop products substantially equivalent or superior to our products. We believe our business does not infringe upon the valid proprietary rights of others, but there can be no assurance that third parties will not assert infringement claims against us. In the event of an unfavorable ruling on any such claim, a license or similar agreement to utilize the intellectual property rights in question relied upon by Global in the conduct of its business will be available to us on reasonable terms, if at all. The loss of such rights (or the failure by us to obtain similar licenses or agreements) could have a material adverse effect on our business, financial condition and results of operations. Only one product, Oxygen Elements, is currently patented. This product's patent number 6,383,534 was granted on May 7, 2002 and expires after twenty years on May 7, 2022. There are approximately eighteen years remaining on the patent. The patent abstract identifies the product as, "A mineral water composition comprising a blend of minerals and trace elements, a bifidobacterium probiotic agent, at least one carboxylic acid, and at least one mineral acid. Embodiments of the composition further comprises silica and ascorbic acid. The mineral water compositions can be ingested as a concentrate or diluted into beverages or other foods." Oxygen elements is part of the Life Support product line of Global Health Trax, Inc. which makes up approximately 45% of gross sales. Patented products comprise 28% of gross sales leaving 72% of Global's gross sales as being derived from non-patented products.. That our other products are not patented implies that our sales are not as strong as they could be since other manufacturers and distributors can develop and sell similar products. In fact there are many sources of vitamins, minerals, enzymes, colostrum, noni juice and other products we sell. Failure to secure anticipated funding through the offering would limit the marketing of Global's image and strengthening of brand loyalty which could allow competitors to increase their sales.


If we are sued for product liability the business operations of the company may be seriously impacted. Global, like any other retailer, distributor and manufacturer of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. With respect to product liability claims, Global has $1.0 million per occurrence and $2.0 million in aggregate liability insurance subject to a self-insurance retention of $25,000. However, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. Global generally does not obtain contractual indemnification from parties supplying raw materials or marketing its products and, in any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that Global does not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on Global.

Our business may be adversely affected if we don't continue to develop new products. Global believes its ability to grow in its existing markets is partially dependent upon its ability to introduce new and innovative products into such markets. Although Global seeks to introduce additional products each year in its existing markets, the success of new products is subject to a number of conditions, including developing products that will appeal to customers and obtaining necessary regulatory approvals. There can be no assurance that Global's efforts to develop innovative new products will be successful, that customers will accept new products or that Global will obtain required regulatory approvals of such new products. In addition, no assurance can be given that new products currently experiencing strong popularity and rapid growth will maintain their sales over time. See "Business -- Strategy."

The loss of our key employee would have a negative impact on Global. We consider Everett Hale, one of our company's founders, to be essential to the success of the business. Mr. Hale is currently subject to a three year employment agreement and we maintain key life insurance on him. Although Mr. Hale has not indicated any intention of leaving Global, the loss of Mr. Hale for any reason would have a very negative impact on our ability to fulfill on our business plan.

                        Risks Related to the Common Stock

Investors in our offering will suffer immediate substantial dilution. Investors in this offering in shares being sold by us, but not shares being sold by the selling shareholders, will pay a price per share that substantially exceeds the value of Global's assets after subtracting its liabilities. Further, investors in this offering will contribute over 76% of the amount required to date to fund Global but only own approximately 17% of Global. See "Dilution."

The price of our stock was arbitrarily determined and so it may not reflect an actual market value. The price of the shares offered was arbitrarily selected by us and is not related to any objective measure such as book value. Investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares. Additionally, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

We are using projections in this prospectus that may not be accurate. The description of the business incorporated in this Offering contains detailed financial projections, which are intended to be illustrative only. The financial projections were prepared by, and are based solely upon, estimates and assumptions made by Global and its officers. See "Assumptions Used in Projections." Financial projections are inherently unreliable. There is no assurance that the estimates and assumptions made by Global are or will be correct and/or accurate. Any inaccuracies in such estimates and assumptions could result in the financial projections being materially different from actual performance or results of operations for any period. This prospectus also contains a projection of future cash flows. The analysis of the financial aspects of Global's business often is based on projected cash flow, as distinguished from net operating income, as determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Such projections of cash flow include not only cash flow generated by operations, but also tax benefits and cash projected from assumed private placements and an initial public offering. Numerous assumptions are necessarily made in projecting cash flow from operations but cannot be predicted with assurance.

Our officers and directors control nearly eighty-five percent of Global and could take actions detrimental to your investment for which you would have no remedy. Global's directors and executive officers beneficially own the majority of the outstanding Common Stock as of the date of this filing. Accordingly, these shareholders will continue to have the ability to substantially influence the management, policies, and business operations of Global. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

If Global insiders sell their stock the market price could be severely impacted. Our officers and directors currently own or have options to purchase an aggregate of approximately 23,400,000 shares of common stock. Although all of this stock is restricted from sale in accordance with Rule 144, these persons could still sell at least 234,000 shares of stock every 90 days or 936,000 shares annually. The only free trading stock will be the 7,705,206 shares registered in this offering. The sale of insider stock could dramatically depress the value of stock sold in this offering.

                          Risks Related to the Industry

Competition for our products is intense thus endangering market acceptance for our products. Competition for the sale of vitamins and supplements comes from many sources, including companies that sell supplements to supermarkets, large chain discount retailers, drug store chains and independent drug stores, health food stores, pharmaceutical companies and others who sell to wholesalers, as well as mail order vendors, eCommerce and network marketing companies. We do not believe it is possible to accurately estimate the number or size of our many competitors since the supplement industry is largely privately held and highly fragmented. The competitive position of Global will likely depend upon continued acceptance of its products, its ability to attract and retain qualified personnel, future governmental regulations affecting vitamins and nutritional supplements, and publication of vitamin product safety and efficacy studies by the government and authoritative health and medical authorities.

Many of our competitors have advantages that could overcome our ability to sell our products. Most of our competitors, either alone, or together with their collaborators, have substantially greater research and development capabilities and financial, scientific, operational, marketing and sales resources than we do, as well as significantly more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These competitors and other companies may have already developed or may in the future develop new technologies or products that compete with ours or which could render our technologies and products obsolete. In addition, our competitors may succeed in obtaining broad patent protection, receiving FDA approval for products or developing and commercializing products or technologies before us.

Our manufacturing operations contain risks normally associated with manufacturing nutritional products. Normal risks of nutritional product manufacturing include areas such as the sourcing of quality ingredients, testing of new products in quantities necessary for increased sales viability, and not having intellectual property rights in the manufacturing processes for our products.

Failure to source the necessary ingredients for the manufacture of nutritional products at levels of quality and cost acceptable to the Company could delay manufacturing or reduce profit margins until the right quality and cost mix can be found. This factor could delay the sale of products developed and commercialized by us, entail higher costs and result in our being unable to effectively sell effected products. As of this filing, there have been no negative impacts identified relative to this risk in our manufacturing operations.

New products developed by Global as part of an aggressive marketing plan will require significant testing in quantities appropriate for the market penetration effort. The testing of large quantities of new products with the required feedback, modifications and follow-up may require more time and expense than planned. This factor could delay the sale of products developed and commercialized by us, entail higher costs and result in our being unable to effectively sell a new product. As of this filing, there have been no negative impacts identified relative to this risk in our manufacturing operations.

Not having intellectual property rights in the manufacturing processes for our products is as a great a risk for Global as for any competitor. If the ingredients of our non-patented products and their formulation can be determined, competitors may be able to duplicate the product. This factor could delay the sale of products developed and commercialized by us, entail higher costs and result in our being unable to effectively sell effected products. As of this filing, there have been no negative impacts identified relative to this risk in our manufacturing operations.

Forward Looking Statements

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds

We are registering 7,705,206 shares for sale by us and the selling stockholders. Of those shares, the selling shareholders are offering 3,705,206 shares. We are offering the remaining 4,000,000 shares being registered.

Assuming all 4,000,000 of the shares we are offering are sold, we will receive $5,000,000 in proceeds. The net proceeds to us from the sale of the 4,000,000 shares offered hereby at a public offering price of $1.25 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $100,000 for legal, accounting, printing and other costs in connection with the offering. The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. Pending use, we will invest the net proceeds in investment-grade, short-term, interest bearing securities. The payment of indebtedness includes current accounts payable, short-term loans used for asset acquisitions and operations and long-term notes payable at 10% interest maturing at various dates in 2005.


Percent of total shares offered                25%               50%              75%             100%
                                         ----------------- ---------------- ---------------- ----------------
                                         ----------------- ---------------- ---------------- ----------------
Shares sold                                     1,000,000        2,000,000        3,000,000        4,000,000
Gross proceeds from offering                   $1,250,000       $2,500,000       $3,750,000       $5,000,000
Less Offering Expenses                           $100,000         $100,000         $100,000         $100,000
                                         ----------------- ---------------- ---------------- ----------------
                                         ----------------- ---------------- ---------------- ----------------
Net Offering Proceeds                           $1,150,00       $2,400,000       $3,650,000       $4,900,000
Use of Net Proceeds
     Development    of    manufacturing          $250,000         $500,000         $750,000         $750,000
facility
     Payment of Indebtedness                     $250,000         $750,000       $1,000,000       $1,000,000
     Marketing and Public Relations              $500,000       $1,000,000       $1,750,000       $3,000,000
     Working Capital                             $150,000         $150,000         $150,000         $150,000
                                         ----------------- ---------------- ---------------- ----------------
                                         ----------------- ---------------- ---------------- ----------------
Total Use of Net Proceeds                      $1,150,000       $2,400,000       $3,650,000       $4,900,000
                                         ================= ================ ================ ================



Determination of Offering Price

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

Dilution

We are registering 3,705,206 shares for sale by the selling stockholders. We are registering an additional 4,000,000 shares for sale by us. We will receive no proceeds from the sale of the selling stockholder's shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.


However, the sale of 4,000,000 shares by us will result in substantial immediate dilution. The net book value per share of Global's common stock as of the date of Global's most recent audited financial statement, December 31, 2004, is approximately $0.0001 per share based upon 25,105,206 shares outstanding as of December 31, 2004. Net book value per share is equal to total assets of Global less total liabilities divided by the number of common shares outstanding as of December 31, 2004 as adjusted for the share splits. Without taking into account any other changes in net tangible book value other than to give effect to the issuance of 4,000,000 shares of common stock hereby at an offering price of $1.25 per share, and the receipt and application of $4,900,000 in anticipated proceeds, including converted debt, in addition to 5,205,207 shares issued in our recent private offering, the pro forma net book value of Global would be approximately $4,903,207 or $0.17 per share, including adjustments for shares issued through December 31, 2004. This represents an immediate increase in pro forma net book value of $0.16 per share to existing shareholders and an immediate dilution in net tangible book value of $1.08 per share to investors in the Notes offered hereby. The following table illustrates this per share dilution.



Assumed offering price................................................. $ 1.2500
     Pro forma net book value per share
     Prior to Offering ................................................ $ 0.0001
     Increase per share attributable to new investors.................. $ 0.1684


Pro forma net book value after Offering................................  $0.1685
Dilution per share to new investors....................................($1.0780)



All per share figures are rounded to the nearest penny.

The following table sets forth at December 31, 2004, the difference between existing stockholders immediately prior to the Offerings and the purchasers of shares in the Offering with respect to the number of shares purchased from us, the total consideration paid, and the average price per share paid. The calculations in the following table with respect to shares of Common Stock to be purchased in the Offering reflect an initial public offering price of $1.25:









                                    SHARES PURCHASED             TOTAL CONSIDERATION          AVERAGE PER SHARE
                                                                                                    PRICE
                                -------------------------    ----------------------------
                                ------------- -----------    -------------- -------------
                                   NUMBER         %             AMOUNT           %
                                ------------- -----------    -------------- -------------    --------------------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Existing  stockholders                25,105     86 %               $2,015     29 %                      $0.080
New Stockholders                       4,000     14 %                4,900     71 %                       1.225
                                ------------- -----------    -------------- -------------    --------------------
                                ------------- -----------    -------------- -------------    --------------------
   Total                              29,105    100 %               $6,916    100 %                      $0.238



Capitalization

The following table sets forth the capitalization of Global at December 31, 2003 and as adjusted to give effect to (i) the Exchange and (ii) the Offerings (at an assumed initial public offering price of $1.25 per share and application of a portion of the proceeds therefrom to reduce certain indebtedness of Global. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the financial statements and the notes thereto included elsewhere in this Prospectus.









                                                                                           DECEMBER 31,2004
                                                                                       ACTUAL            AS ADJUSTED
                                                                                  -----------------     --------------
                                                                                  ------------------------------------
                                                                                  (DOLLARS   IN   THOUSANDS,   EXCEPT
                                                                                  SHARE DATA)
Current portion of notes payable                                                           $   155             $  100
Current portion of notes payable, related parties                                              100                  -
Other short-term obligations                                                                 1,646              1,281
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
     Total short-term obligations                                                            1,901              1,381

Long-term debt:
     Notes payable                                                                             364                145
     Notes payable, related parties                                                            145                  -
     Other                                                                                     116                  -
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
          Total long-term debt                                                                 625                145


Stockholders' equity:
     Preferred stock, authorized 10,000,000 shares with no par value, none
          issued and outstanding                                                                 -                  -
     Common stock, authorized 100,000,000 shares common stock with no par
          value; issued and outstanding 25,105,206 at December 31, 2004.                     1,988              6,888
     Stock subscriptions receivable                                                           (187)              (187)
     Additional Paid-in capital                                                              1,343              1,343
     Deferred stock based compensation                                                        (384)              (384)
     Retained earnings (deficit)                                                            (2,757)            (2,757)
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
          Total stockholders' equity                                                             3               4,903
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
               Total capitalization                                                         $2,529             $6,429
                                                                                  =================     ==============





(1) As of December 31, 2004 the date of our most recent audit, as adjusted. (2) Assumes the sale of all 4,000,000 shares offered by Global.

Selling Security Holders

This prospectus relates to the offer and sale of 3,705,206 shares of our common stock by the selling stockholders identified below. None of the selling stockholders are or have been affiliates of ours. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:





------------------------------------------------ --------------------- ---------------------- ------------------------
                   Name (1)                        Number of shares      Number of shares     Number of shares owned
                                                        owned                 offered         after the offering (1)
------------------------------------------------ --------------------- ---------------------- ------------------------
 The Catherine M. Dockerty Trust (A)                          55,556                55,556                         -
 Baluyot, Julius                                              44,444                44,444                         -
 Beck, William                                                22,222                22,222                         -
 TTEES FBO Lloyd C. Betker & Elizabeth Betker Revocable        5,556                 5,556                         -
       Inter-Vivos Trust (B)
 Britland, Lois                                                5,556                 5,556                         -
 Bye, Duane                                                   11,176                11,176                         -
 Chapman, Dean and Mary                                       22,306                22,306                         -
 Chika, Terry & Silva                                         44,444                44,444                         -
 Cobb, Mark & Alyson                                          16,684                16,684                         -
 Dempsey, Todd                                                10,084                10,084                         -
 The Tom E. Dixson Trust (C)                               2,000,000             2,000,000                         -
 Dunning, Sherry                                               3,708                 3,708                         -
 Dy Ning, Marcelino                                            5,556                 5,556                         -
 Dyrr, Diana                                                  11,204                11,204                         -
 Elder, Bruce & Deeann                                         5,556                 5,556                         -
 The Everett Phillip Hale Trust (D)                          336,164               336,164                          -
 Harton, Sandy                                                11,184                11,184                         -
 Hausig, John                                                  5,556                 5,556                         -
 Hoffman, Robert                                              27,778                27,778                         -
 Hutchins, Janice                                             33,360                33,360                         -
 J. Vincent Construction (E)                                 111,840               111,840                          -
 Jones, Janet                                                  3,708                 3,708                         -
 Lee, Connie                                                  11,112                11,112                         -
 Leonard, Henry & Min                                         15,556                15,556                         -
 Lightfoot, Jr., Marshall & Kathryn                            5,556                 5,556                         -
 Martinez, Samuel                                              5,556                 5,556                         -
 To The Rescue (F)                                           100,000               100,000                          -
 McGinnis, Ted                                                10,084                10,084                         -
 Morgan, Jeff                                                 11,112                11,112                         -
 Moss, Marilyn                                                 3,708                 3,708                         -
 Oien, Sheila                                                 11,112                11,112                         -
 Okafor, Emmanuel                                              2,222                 2,222                         -
 Olson, Stanley & Barbara                                      5,556                 5,556                         -
 Ortiz, Amancio                                              111,111               111,111                          -
 Pierce, Mildred                                               5,556                 5,556                         -
 Robar Enterprises Inc. (G)                                    5,556                 5,556                         -
 Schilcher, Ralph, Jr. & Catherine                             5,556                 5,556                         -
 Schofield, Christopher                                        7,000                 7,000                         -
 So, Jennifer                                                  5,556                 5,556                         -




                                       17


Summers, Richard                                             22,222                22,222                         -
 The Summers Living Trust DTD 01/12/92 (H)                    88,888                88,888                         -
 Summers, Sharon                                              43,333                43,333                         -
 Summers, Susan                                               24,444                24,444                         -
 Tritten, Larry E.                                             5,556                 5,556                          -
 The Larry E. Tritten Trust (I)                              100,756               100,756                          -
 The Emil and Virginia Tritten Family Trust (J)              222,224               222,224                          -
 Underwood, Jerry & Shirley                                    5,556                 5,556                         -
 Valenko, Ronald                                              22,222                22,222                         -
 Vines, James                                                  2,222                 2,222                         -
 Wagner, Charlotte                                             5,556                 5,556                         -
 Weisiger, Mary                                               11,120                11,120                         -
 Whistler, Fred & Belinda                                      5,556                 5,556                         -
 Wood, James                                                  20,000                20,000                         -
 Wood, James & Shirley                                        10,000                10,000                         -
                                                 --------------------- ---------------------- ------------------------
                                                           3,705,206             3,705,206                           -
                                                 --------------------- ---------------------- ------------------------

(1) Assumes all shares  offered are sold.

(2) Natural  persons  with voting and
investment control: (A) Ask, Patricia (B) Betker, Lloyd & Elizabeth (C) Dixson, Tom E.(D) Hale, Francis & Everett P. (E) Jones, James (F) McCaa, Pam (G) Robar, Susan (H) Summers, Rosa (I) Tritten, Larry E. (J) Tritten, Virginia

Relationships Between Selling Shareholders.

Some of the selling shareholders are related. Diana Kristen Dyrr is the daughter of Global officer and director Lorin Dyrr. Diana and Lorin Dyrr live in the same household. Frances and E. Phillip Hale are the parents of Global officer and director Everett Hale. Mr. Hale does not live in the same household with his parents. Richard Summers and Rosa Summers are the parents of Sharon Summers and Susan Summers. Virginia Tritten is the mother of Larry Tritten. Henry Leonard is Global's Chief Financial Officer. Min Leonard is Henry Leonard's wife. Tom Dixson, grantor of the Tom E. Dixson Trust, is Global's landlord.

Plan of Distribution

Selling Shareholders. This prospectus covers the resale by selling shareholders of shares of our common stock that they have already purchased from us. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in transactions between selling shareholders and purchasers, or otherwise. The selling stockholders will not use the Internet for the sale of their shares. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers may charge commissions to both selling shareholders selling common stock, and purchasers buying shares sold by a selling shareholder.

Neither the selling shareholders nor Global can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling shareholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling shareholders must comply with regulations relating to distributions by selling shareholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling shareholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling shareholders may sell their common stock. Some states may also require selling shareholders to sell their common stock only through broker-dealers.

We will not receive any proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $100,000. The selling shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling stockholders.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of warrants is subject to adjustment. To provide for adjustments that may occur in the future, the number of shares covered by this prospectus, and as shown in the table below, has been calculated at 130% of the total number of shares issuable upon exercise of the warrants, as such warrants have been originally issued.

Sale of shares by Global. The following discussion addresses the material terms of Global's plan of distribution. We are offering up to 4,000,000 shares of our common stock at a price of $1.25 per share to be sold by Everett Hale, our Chief Executive Officer and Chairman of our Board of Directors. This will be the only method of distribution. Global does not intend to make any distribution through an underwriter or on the Internet. The shares will be sold through our principal executive officer and director, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares. The offering will not be sold to officers, directors or affiliates of Global Health Trax Inc. The minimum purchase is 1,000 shares at $1.25 per share or $1,250.

There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

Mr. Hale is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, shall conduct the offering. Mr. Hale is deemed not to be a broker for the following reasons:

*He is not subject to a statutory disqualification as that term is defined in
Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

*He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

*He is not an associated person of a broker or dealers at the time of his participation in the sale of our securities.

*He will restrict his participation to the following activities:

A. Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;

B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

C. Performing ministerial and clerical work involved in effecting any transaction.

The offering will remain open for a period of 180 days and an additional 180 days in our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts.

No Escrow Of Proceeds

There is no escrow of any of the proceeds of this offering that will be received by us or our selling shareholders. Accordingly, we will have use of the funds to be received by us once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

Special Note Regarding Forward Looking Statements

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We have a duty to update any of the forward-looking statements after the date of this prospectus if there is a change of a material nature in the information provided.

Legal Proceedings

The Company was named as a defendant in a products liability lawsuit filed in the Superior Court of the State of Arizona on June 18, 2002. On April 12, 2004, the Company obtained a favorable court decision in the Superior Court case of the State of Arizona. In the opinion of management, it is not anticipated that the plaintiffs will appeal.


On January 26, 2005 Global was sued in San Diego County Superior Court by Solutions Consulting Group, Inc. for delcaratory and injunctive relief arising out of a consulting contract for implementing accounting software and programming needs for an order entry system. Global believes the contract was breached and had thereon declined to make the balance of payments due. The total amount in dispute is approximately $45,000. The dispute was settled out-of-court for $35,000.


Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the directors and executive officers of our company, their ages, term served and all offices and positions with our company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers serve under written contracts but all other employees serve at the will of the Board of Directors.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our directors hold no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.




NAME                       AGE      TERM SERVED                   POSITION WITH COMPANY
-------------------------- -------- --------------------------    --------------------------------------------------
-------------------------- -------- --------------------------    --------------------------------------------------
Everett Hale               61       Since Inception               Director, Chief Executive Officer & President
Russell Chaisson           57       Since January 1, 2004         Director, Vice President, Training & Marketing
Kennan Kaeder              50       Since June 1, 2003            Director, Legal Counsel
Henry S. Leonard           47       Since August 11, 2003         Director (as of November 5, 2004), CFO
Art Thompson               58       Since November 5, 2004        Director




Global conducted its annual meeting of shareholders on November 5, 2004. All Global directors were up for re-election at the meeting. At that time the following directors were elected to one year terms commencing on November 5, 2004 and expiring on November 4, 2005: Everett Hale, Russell Chaisson, Kennan Kaeder, Henry S. Leonard and Art Thompson. The shareholders also amended the bylaws of Global to expand the number of directors to a minimum of five. Global does not currently have any director committees but intends to establish such committees prior to June 30, 2005. Until that time, all nominating and audit matters are considered by the entire board.


Everett Hale (Cofounder, CEO, President and Chairman of the Board of Directors) is a 40-year veteran of owning, operating and managing businesses. His varied background includes the entertainment, food service, real estate, financial services, and nutrition industries promoting a variety of products. To many, Mr. Hale is widely known for his pioneering work in introducing the first commercially successful water-based ionic nutrition systems packaged for the consumer's convenience. Mr. Hale has been an officer and director of Global Health Trax, Inc. since it was incorporated in March 1999.

Russell Chiasson (Vice President Training and Marketing and Director)has extensive sales experience. He was the National Training Director of the first MLM Telecom Company, U. S. Telecom, in the mid 1980's, which became US Sprint. Mr. Chiasson has developed multimedia training programs for other $100 million companies as a consultant, and for Global has developed and implemented multi-sensory training videos and manuals including the Team Trax Training System(TM). He is currently overseeing the production and implementation of Global's marketing and training programs. He is a Director on Global's Board of Directors. Mr. Chiasson has been working with Global Health Trax, Inc. since April 2001. Prior to that, he was self-employed as a consultant for thirty years with clients including Coca Cola, International Power Machines, Texas American Bank Shares and North American Rockwell.


Henry S. Leonard (Chief Financial Officer and Director) brings over fifteen years of business experience and is a practicing Certified Public Accountant, licensed in California, Hawaii and Florida. Mr. Leonard's accounting practice operates as H. S. Leonard, C.P.A. Mr. Leonard currently spends approximately ten hours a week outside of normal business hours on his accounting practice. Mr. Leonard has served as Chief Financial Officer to other companies including
Nutri-Sport, Inc. in the nutritional supplements industry and Hydroflush Corporation in manufacturing, business acquisition and development. Additionally, he has taught part-time with National University, DeVry University and the University of Phoenix since 1999. Mr. Leonard is near completion of a doctorate in Accounting. He is a Certified Management Accountant and holds a Masters in Business Administration. Mr. Leonard, a former United States Marine Corps Officer, and prior Enlisted, has maintained an accounting and consulting practice since 1989. Mr. Leonard has been an officer of Global Health Trax Inc. since August 2003.


Kennan E. Kaeder has been an attorney licensed to practice law in the state of California since 1982. He maintains a private law practice in San Diego, California that emphasizes business formation, corporate governance and securities law issues. He has extensive experience in advising new and developing companies in all aspects of the law relating to formation, capital raising and operating issues. The name of Mr. Kaeder's firm is The Law Office of Kennan E. Kaeder.

Art Thompson has been a principal in a consulting firm since 1977 named Policon Associates located in Denver, Colorado. Policon is involved in public policy strategy and advocacy, political and governmental relations, advocating for business clients in obtaining and implementing licenses and permits from federal, state and local government agencies, administering and advising nonprofit community organizations, business management consulting and managing operations for several business properties owned by estates and trusts.

None of the officers or directors serve on the Board of Directors of any other company with the exception of Global's wholly owned subsidiary, Health Specialties International, Inc. (HSI). HSI is a separate company that owns Global's manufacturing facility. A separate company is used for manufacturing to permit Global to do contract manufacturing for other brands without implicating Global's name to make contract manufacturing more attractive and as a safeguard for liability purposes. The officers and directors of HSI are identical to Global.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the year ended December 31, 2004, our executive officers and directors.

Summary Compensation Table Long-Term Compensation Awards


COMPENSATION 2003

     NAME AND PRINCIPAL POSITION                   SALARY           ($)NONSALARY COMPENSATION  ($) NUMBER OF SHARES AND
                                                                                                  UNDERLYING OPTIONS (1)
     Everett Hale, CEO, Director                   97,900                           0                    11,000,000
     Lorin Dyrr, Vice President, Director(2)       97,900                           0                    10,900,000
     Kennan Kaeder, Legal Counsel, Director             0                      32,000                             0
     Russell Chaisson, Vice President, Director         0                     110,383                     1,000,000
     Henry Leonard, CFO                            27,415                           0                        15,556

COMPENSATION 2004(3)



     NAME AND PRINCIPAL POSITION                    SALARY         ($) NONSALARY COMPENSATION  ($) NUMBER OF SHARES AND
                                                                                                  UNDERLYING OPTIONS (1)
     Everett Hale, CEO, Director                   141,502                           0                    11,000,000
     Lorin Dyrr, Vice President, Director (2)      138,580                           0                    10,900,000
     Kennan Kaeder, Legal Counsel, Director              0                      49,217                        20,000
     Russell Chaisson, Vice President, Director     93,600                      93,600                     1,000,000
     Henry Leonard, CFO, Director                   92,000                      21,500                       590,556
     Art Thompson, Director                              0                       1,000                             0





(1) The exercise price for all options is $0.25.

(2) Ms. Dyrr resigned as an officer and director on October 26, 2004 due to a family illness.


(3) Non-employee directors Kennan Kaeder and Art Thompson are compensated $1,000 for each director's meeting.


No options were granted during the year 2003.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company and each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group, assuming the sale of all 4,000,000 shares offered by Global:



----------------------------------------- ----------------------- -------------------


                                             Number of Shares
              Shareholder                   Beneficially Owned     Percentage Owned
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Everett Hale                                          10,000,000        34.3%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Lorin Dyrr                                             9,900,000        34.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Kennan Kaeder                                                  0         0.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Russell Chaisson                                       1,000,000         3.4%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Henry Leonard                                            500,000         1.7%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Tom Dixson                                             2,000,000         6.9%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Art Thompson                                                   0         0.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------


Selling shareholders                                   1,699,649         5.8%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
All officers and directors as a group                 21,400,000        73.6%
----------------------------------------- ----------------------- -------------------



Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Securities

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.
                                       27
Common Stock

Global Health Trax Inc. is presently authorized to issue 100,000,000 shares of no par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock.

Global Health Trax Inc. is also presently authorized to issue 10,000,000 shares of no par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's articles of incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the California Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the California Secretary of State, or copies thereof may be obtained from our company.

Options and Warrants


The Board of Directors of Global has adopted a non-qualified 2003-2004 Stock Option Plan. The Board of Directors administers the plan unless a committee is appointed by the Board (the "Committee") to administer the plan. The plan authorizes the Board/Committee to grant options to certain qualifying key employees. Within certain limitations, both the selection of recipients and the number of option shares to be allocated to each recipient is within the discretion of the Board/Committee, but the aggregate number of option shares granted under the Plan cannot exceed Five Million Shares (5,000,000). Under the plan, optionees have the right to exercise the options no sooner than the second anniversary date of hire by Global, or, if the optionee has at the time of the grant of the option has been an employee of Global for over two years, then no sooner than one year from the date of grant of the options. All options granted expire 36 months from the date of this grant. 3,453,650 of incentive stock options were granted in 2004. Global Health Trax' Inc.'s non-qualified stock option plan includes an incentive for certain key employees and independent contractors who make significant contributions to Global's growth and development. To date the Board of Directors has authorized 2,000,000 shares for such purposes. Under this plan, optionees have the right to exercise no more than on half of the total options granted no sooner than the first anniversary date of the grant. Optionees have the right to exercise the remaining options granted no sooner than the second anniversary date of the grant. All options granted herein shall expire 36 months from the date of this Grant. The selection of recipients, the exercise price and the number of option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under California corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

We intend to use U.S. Stock Transfer, 1745 Gardena Avenue, Glendale, CA 91204, as our transfer agent and registrar for the common stock upon completion of the offering.

Interest of Named Experts and Counsel

Kennan Kaeder, our legal counsel and a director of Global, has been granted an option to purchase 20,000 shares of common stock pursuant the terms of our key employee and independent contractor stock option plan. These options were granted to Mr. Kaeder on January 2, 2004 as part of his compensation as corporate counsel during the years 2004 and 2005. The options are exercisable at the price of $0.25 per share.. One half of these options become exercisable on January 2, 2005 and the other half on January 2, 2006. The options expire if not exercised by January 2, 2007. Mr. Kaeder was not hired on a contingent basis. Further, no other expert was hired on a contingent basis.

Disclosure  of  Commission   Position  on  Indemnification  for  Securities  Act
Liabilities

Our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 29,105,206 shares of common stock outstanding. Of these shares, the 7,705,206 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

The remaining 21,400,000 shares of common stock held by the remaining stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. Of these shares, 19,900,000 shares are held by two of our officers and directors, Everett Hale and Lorin Dyrr, exclusive of options granted to acquire additional common stock. Ms. Dyrr resigned form her position as a Director and Officer of the Company effective October 26, 2004 to aid in the care of a family relation. The shares, owned by these existing or prior officers of the Company just mentioned, were initially issued more than two years ago and therefore are currently eligible for sale subject to the limitations of Rule 144 for control persons, otherwise known as "affiliates" under the Rule. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least six months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates," of "restricted" shares not to sell their shares.

Penny Stock Regulation

Our shares will probably be subject to the Penny Stock Reform Act of 1990, which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Description of the Business


General

Global Health Trax, Inc. develops, manufactures, markets, distributes and sells branded and private label vitamins, nutritional supplements, dietary supplements and holistic technological products in the United States and throughout the world. Our website address is www.globalhealthtrax.com. No part of the website is to be considered part of this prospectus. We offer a broad range of liquids, capsules and powdered products consisting of approximately 100 stock keeping units ("SKUs"). Our portfolio of recognized brands, Life SupportTM, Nature's TurnTM and Smart MagnetsTM, are primarily marketed through multi-level marketing, mass market, and health food store distribution channels. We market our branded nutritional supplement products, both domestically and internationally, in four principal categories:

1. specialty supplements; 2. vitamins and minerals;
3. non-traditional dietary supplements; 4. technological health products.

Our Life Support line of products and two Nature's Turn products are produced internally, with certain powdered, encapsulated, cream and the Smart Magnet line products by outside vendors.

Only one product, Oxygen Elements, is currently patented. This product's patent number 6,383,534 was granted on May 7, 2002 and expires after twenty years on May 7, 2022. There are approximately eighteen years remaining on the patent. The patent abstract identifies the product as, "A mineral water composition comprising a blend of minerals and trace elements, a bifidobacterium probiotic agent, at least one carboxylic acid, and at least one mineral acid. Embodiments of the composition further comprises silica and ascorbic acid. The mineral water compositions can be ingested as a concentrate or diluted into beverages or other foods." Oxygen elements is part of the Life Support product line of Global Health Trax, Inc. which makes up approximately 45% of gross sales.

Our principal executive offices are located at 2465 Ash Street, Vista, California 92081-8424 and our telephone number is (760) 542-3000. We were incorporated in Nevada in 1999. Our Internet website address is www.globalhealthtrax.com. No part of the website is to be considered part of this prospectus. Following the completion of this offering, we anticipate that our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments thereto, along with other reports required by the Securities Exchange Act of 1934, will be available free of charge on our internet website. These reports will be posted on our website as soon as reasonably practicable after such reports are electronically filed with the Securities And Exchange Commission (SEC).

Recent Developments

On October 15, 2003, we secured the full patent rights to our flagship product Oxygen Elements, United States Patent Office number 6,383,534 B1 which was granted on May 7, 2002 and expires after twenty years on May 7, 2022. This patent covers two products, Oxygen Elements and Silica Plus.

At our 2003 San Diego, California Health and Wellness convention, we introduced one primary product and a new product line: Super Sea Essentials and Smart

Magnets.

On November 15, 2003, a special stockholders' meeting was held in San Diego, California and a two-for-one stock split was approved for stockholders of record on that date.

Industry Overview

Global believes it is well positioned to capitalize on the growth of the nutritional supplements market. According to historical and forecasted data as presented by The Nutrition Business Journal, Multi-Level Marketing of Nutrition Products and related Natural Personal Care Products in the U.S. in 2003 was approximately $10.2 billion, which represents approximately 16.6% of the total U.S. industry of $61.8 billion in 2003 and grew at 4.9% in 2003 from 2002 and is estimated to grow at a combined average growth rate in excess of 11.0% into 2010. Global believes several factors account for the steady growth of the nutritional supplement market, including increased public awareness of the health benefits of nutritional supplements and favorable demographic trends toward older Americans who are more likely to consume nutritional supplements.

Over the past several years, public awareness of the positive effects of nutritional supplements on health has been heightened by widely publicized reports and medical research findings indicating a correlation between the consumption of nutrients and the reduced incidence of certain diseases. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatment modalities, which may include natural remedies. Congress has also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

Global believes these and other trends have helped fuel the growth of the nutritional supplement market.

Brands, Products and Distribution

The following table shows comparative net sales results categorized by business unit and as a percentage of net sales for fiscal years 2004, 2003, 2002 and 2001:




                                  FYE 2004                FYE 2003                 FYE 2002                   FYE 2001
                          ----------------------    ---------------------    ----------------------    -----------------------
                          ------------ ---------    ------------ --------                 ---------                  ---------
Life Support               $3,428,278     31.1%      $3,228,998    39.3%      $3,467,774     66.7%       $4,824,527     74.8%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------     ------------ ---------    ------------ --------    ------------ ---------    -------------
Nature's Turn               5,840,889     52.9%       3,541,787    43.1%       1,336,445     25.7%          935,646     14.5%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Technological                 213,329      1.9%         131,705     1.6%          89,185      1.7%              ---       ---
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Marketing Aids                 53,387       .5%         150,594     1.8%          92,634      1.8%           65,951      1.0%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Packs                         522,789      4.7%         501,811     6.1%            ---       ---              ---       ---
---------------------     ------------ ---------    ------------ --------    ------------ ---------    -------------
------------------------------
Other                         982,540      8.9%         667,098     8.1%         210,545      4.1%          622,371      9.7%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Total                     $11,041,212     100.%      $8,221,993    100.%      $5,196,583     100.%       $6,448,495     100.%
                          ============ =========    ============ ========    ============ =========    ============= =========



Global's efforts to insure the highest of product quality consider many characteristics including:

|X| A Scientific Basis for development,

|X| A Complete Approach to Wellness,

|X| The highest standards in Formulations,

|X| State-Of-The-Art Production Facilities,

|X| Quality Ingredients,

|X| Patent & Trade Secrets, and

|X| Documented Success.

In support of these activities, Global performs the following functions:

|X| Nutritional Product Development, sometimes with Patentability,

|X| Product testing.
We perform the following tests on our products and new formulations:
Viscosity- Measures the internal resistance to flow exhibited by a liquid. pH-Measures the acidity or alkalinity of an aqueous solution. Brix- Measures the concentration of sugar solutions. Specific Gravity- Measures the density of a liquid. Visual- Inspection for color, clarity and uniformity of product Taste-Evaluation for flavor. Total Aerobic Plate Count- Enumeration of aerobic bacteria in product. Yeast- Detection for the presence or absence of yeast in the product. Mold- Detection for the presence or absence of mold in the product. Escherichia coli- Detection for the presence or absence of E coli in the product. Coliform- Detection for the presence or absence of coli form in the product.

We require a Certificate of Analysis of all raw materials purchased. The certificate is supplied by the vendor and tests the raw material against the vendor's specifications. The testing performed varies according to the raw material ingredient and supplier.

|X| Research.

|X| Infrastructure (telecommunications, computer networks, paperless office environment, policies and procedures, training, physical office space, product management systems, state of the art shipping department, fully integrated enterprise software, etc.)

|X| Multi-channel Distribution.

|X| Two free individual Member websites: a business-building site; a retail sales site.

Life Support(TM)

Life Support(TM) products are liquid-based nutrition supplements that improve, balance, and increase overall health, vitality, and immunity. They are the nutritional foundation needed for wellness providing the body with the 40 or so nutrients that the body does not make on its own. This line currently consists of two patented products and three support products. With the wellness and vitality of the human body dependent upon getting and absorbing over 40 well-known nutrients essential for good health, Life Support(TM) includes two vitality factors not included in most nutrition programs: oxygen and silica. A key technology feature of Life Support is that all products are in a very tasty liquid form. Liquids have specific advantages over pills and tablets, including better absorption rates in the body and ease of oral application.

Oxygen Elements Plus(TM) is our oxygen supplement flagship product patented under United States Patent Number 6,383,534 B1. Silica Plus(TM) is a parallel patented product with Silica Plus(TM) that provides benefits to hair, skin and nails as well as nutritional support for the lungs, joints and cardiovascular system. The Life Support(TM) product line also includes our Daily Vita Plus(TM) (Vegetarian and regular) as well as Mega Minerals Plus(TM). The Life Support(TM) product line is the starting point of Global's marketing towards those interested in its products. The Life Support line represents the core foundation of general daily nutrition as presented by Global Health Trax Inc.

All of the Life Support products are produced internally by Global. This insures the highest quality possible in the raw material selection, storage and preparation and guarantees complete control over product quality assurance.

By providing the basic nutrients needed in the body, a foundation is created to meet an individual's needs through more specific products that are provided through the product line named Nature's Turn(TM).

Nature's Turn(TM)

The products available through Nature's Turn will grow much faster than those of Life Support(TM). The reason is that this is a specialty category meant to provide nutritional supplements to meet an individual's particular needs. The Nature's Turn products are designed to assist the body in dealing with many challenges including fungal infestation, enzyme support, temporary heart burn, digestive disorders, immune system support, anti-aging help, sleep disorders, the restoration of lean muscle mass through proper nutrition, help with joint pain due to cartilage damage, and more. The product line currently consists of a dozen products, of which all produced internally and both Threelac and ProgestAroma are outsourced. Threelac, which is imported through a strategic agreement with Snowden, currently represents approximately 51% of Global's gross sales. ProgestAroma is outsourced domestically with no reorder requirements from the manufacturer and represents about .5% of Global's gross sales. The same standards of quality are applied to all products represented by Global Health Trax Inc. whether produced internally or not.

Smart Magnets(TM)

The technological products produced for this line result from the digital programming of electro-magnetic (EM) energy into health magnets. The Smart Magnet comes ready to use and provides EM support as soon as they are applied to the body. By programming these magnets, we get the desired EM benefits. Smart Magnets are programmed by establishing an electro magnetic frequency level that is appropriate to support a need that will be beneficial to the body. The metallic, holographic paper that is used for this purpose must contain 20% or more metal fiber. The magnets are placed in a stainless steel containment field and the frequency is established with a frequency generator. The magnets are kept in the containment field for a period of time until the EM frequency is stable on the magnet. The magnets then present a benefit that is consistent with the body's needs, based on the matching EM frequency that a healthy body makes, based on documented Homeopathic Medicine. Standard health magnets are commonly sold for inflammation reduction and pain relief. With ten different magnets currently, the line is expected to triple in 2005.

Emerging Business

Global Health Trax, Inc. has entered into a license agreement with H2O Group, Inc. (HGI), a Utah company. The license agreement provides exclusive rights of market development and sales of the patented HGI product throughout the world except for Japan and Taiwan. It is anticipated that Japan and Taiwan will also become available in the near future. The license agreement will commence on April 1, 2005 and continue through December 31, 2006 for the first period and renew automatically for two years thereafter, so long as the terms of the license agreement are met. It involves a commitment of a $150,000 license fee to secure the license agreement to be paid by June 30, 2005. The license agreement will require a 7% royalty to HGI on monthly net sales. The license agreement has initial sales requirements of 10,000 units from April 1, 2005 through December 31, 2006, then 30,000 units the second twelve months and 100,000 units in subsequent annual periods. The H2O device is a patented water conservation high energy toilet (HET). The HET is a new generation of toilets considered superior to the Ultra-Low Flush Toilets (ULFT) primarily due to using less water. On July 13, 2001, the United States Patent and Trademark Office issued a Notice of Recordation of Assignment Document relating to the assignment of United States Letters Patent entitled "Supply Tank for Toilet", patent number 6237164 (the "U.S. Patent") by Joseph A. LaFontaine et al. to H2O, through which assignment, the Patent was assigned to H2O. Global anticipates running the H2O Group operations as a division within GHT through December 31, 2005. Currently, Global is having the International Association of Plumbing and Mechanical Officials (IAPMO) 5001 E. Philadelphia St., Ontario, CA 91761, perform independent tests of performance. Their website is www.iapmo.org. Once the initial tests are completed, Global will be in a better position to prepare a valid marketing plan for 2005 and beyond. At this point, no sales projections have been anticipated or considered for 2005.




Other

As a multi-level marketing company, sales are generated through a membership base. Currently there are over 70,000 members registered with Global Health Trax, Inc. Sales to these members include marketing aids in addition to the Life Support(TM), Nature's Turn(TM) and Smart MagnetsTM product lines. Marketing aids include books, tapes, CDs, business development tools and plans, brochures, flyers, pamphlets, sales training videos, catalogues, and much more.

The statements provided above and throughout Company marketing and claims have not been evaluated by the Food and Drug Administration and the products listed are not intended to diagnose, treat, cure or prevent any disease. Regardless, Global has accumulated volumes of testimonials in support of its products. As a result, Global believes that its brands will become leaders in the direct selling nutritional supplement industry. The following table identifies Global's 16 leading products and illustrates Global's multi-brand, multi-channel strategy:




BRAND                                       PRIMARY CHANNEL                      PRIMARY NUTRITIONAL SUPPORT

-----                                       ---------------                             ----------------
Life Support Line
Oxygen Elements Plus Retail, Wholesale, Multi-Level Marketing Oxygenation, Trace
Elements Silica Plus Retail, Wholesale, Multi-Level Marketing Hair, Skin, Nails,
Lungs, Joints Daily Vita Plus Retail, Wholesale, Multi-Level Marketing
Multivitamin Supplement Daily Vita Plus (Vegetarian) Retail, Wholesale,
Multi-Level Marketing Multivitamin Supplement Mega Minerals Plus Retail,
Wholesale, Multi-Level Marketing Multimineral Supplement

Nature's Turn Line
Threelac                            Retail, Wholesale, Multi-Level Marketing    Fungal Defense
Super Sea Essentials                Retail, Wholesale, Multi-Level Marketing    Antioxidant and Energy Drink
L-H-B                               Retail, Wholesale, Multi-Level Marketing    Enzyme Support
Active Enzymes                      Retail, Wholesale, Multi-Level Marketing    Digestive Enzyme Support
Coral Complete                      Retail, Wholesale, Multi-Level Marketing    Multimineral Supplement
Mineral Milk Powder                 Retail, Wholesale, Multi-Level Marketing    Multimineral Supplement
Colostrum FM       (Capsules)       Retail, Wholesale, Multi-Level Marketing    Immune Support
Colostrum FM       (Powder)         Retail, Wholesale, Multi-Level Marketing    Immune Support
Gold Label Noni Juice               Retail, Wholesale, Multi-Level Marketing    Broad Nutritional Support
HGH at Night                        Retail, Wholesale, Multi-Level Marketing    Collagen Protein Supplement
Start-Ups                           Retail, Wholesale, Multi-Level Marketing    Herbal Cell Support
ProgestAroma                        Retail, Wholesale, Multi-Level Marketing    Progesterone Cream
Smart Magnet Line
Life Support                        Retail, Wholesale, Multi-Level Marketing    Partner to Oxygen Elements
Water Revive                        Retail, Wholesale, Multi-Level Marketing    Wake Up the Taste of Water
Bedtime                             Retail, Wholesale, Multi-Level Marketing    Partner to Mega  Minerals  Plus for
Rest
Ideal Beauty                        Retail, Wholesale, Multi-Level Marketing    Partner  to  Silica  Plus  for Hair
and Skin
Comfort                             Retail, Wholesale, Multi-Level Marketing    Assist in Pain Relief
Vital Move                          Retail, Wholesale, Multi-Level Marketing    EM Support for Cleansing
Magflex                             Retail, Wholesale, Multi-Level Marketing    Partner  to  Silica  Plus for Joint
Stress
Smile                               Retail, Wholesale, Multi-Level Marketing    For Stressful Times
Alert                               Retail, Wholesale, Multi-Level Marketing    Help Increase General EM Support
Seasonal Best                       Retail, Wholesale, Multi-Level Marketing    Extra  EM  Support   for   Seasonal
Changes

Marketing Aids                      Retail, Wholesale, Multi-Level Marketing       Hardgoods

To support its multi-brand, multi-channel strategy, Global will continue to invest in research and development and state-of-the-art manufacturing and distribution facilities. From the year ended December 31, 2003 to December 31, 2004, research and development expenditures increased over 3% to $17,743. Global's research and development department is currently working on several new product innovations to be brought to targeted markets in the next twelve months. New flavors of minerals and vitamins along with a daily vegetables and greens product are material innovations and new products currently under review. Global believes its research and development commitment and integrated manufacturing capabilities will continue to provide a significant advantage in capturing an increasing share of the growing nutritional supplement market. The Production Manager of Global attended San Francisco State and has 19 years experience in production. Our Quality Assurance employee has a degree in Chemistry from Mira Costa College and has over 19 years experience in product formulation and other areas related to product testing.


Global intends to broaden its position in the nutritional supplement industry by utilizing the multi-level marketing channels to strengthen brand awareness and promote sales. Specifically, Global's strategy is to: (i) leverage its portfolio of established brands to increase its share of the nutritional supplement market; (ii) develop new brands and product line extensions through its commitment to research and development; (iii) continue the growth of its balanced distribution network; (iv) further penetrate international markets; and
(v) supplement internal growth through focused organizational development and training through increased marketing development and support of the multi-level marketing entrepreneurs. Global believes that its multiple distribution channels, broad portfolio of leading brands and state-of-the-art manufacturing and distribution capabilities position it to be the long-term competitive leader in the nutritional supplement industry.

Global's strategy is to increase sales, profits and market share in the sale of vitamins, sports nutrition products, weight management and other nutritional supplements to health and natural food stores, mass market accounts and through certain direct sales distribution channels. Global plans to implement this strategy by: (i) capitalizing on the strength of its established brands; (ii) developing and introducing new channel-specific products; (iii) increasing penetration of foreign markets; and (iv) improving manufacturing and operational efficiencies.


We have grown from start-up to $1,000,000 net sales in our first full year to $5,200,000 in 2002, $8,222,000 in 2003, $11,041,000 in 2004 and we expect to generate approximately $16,000,000 net sales in 2005. Global strongly believes it will be able to achieve sales of $1,500,000 to $3,000,000 per month, within 24-30 months of completion of its securities offerings. The "Projections" section and related schedule presented further on highlights the basic assumptions and projections through 2007. The following summarizes the monthly sales and expenses projected at $1,500,000 to $4,000,000 in monthly sales:


                                                                ( 000's omitted )
                                     -------------------------------------------------------------------------
                                     ------------- ----------- ----------- ----------- ----------- -----------



Net Monthly Sales                          $1,500      $2,000      $2,500      $3,000      $3,500      $4,000


     Cost of goods sold                       870       1,140       1,400       1,650       1,890       2,120
                                     ------------- ----------- ----------- ----------- ----------- -----------

Gross Profit                                  630         860       1,100       1,350       1,610       1,880


     Operating expenses                       570         740         900         840         945       1,040
                                     ------------- ----------- ----------- ----------- ----------- -----------
                                                        $          $            $           $        $
Net Income Before Taxes                   $    60         120         200         510         665         840
                                     ============= =========== =========== =========== =========== ===========


The projection summary presented above reflects both a decreasing cost of goods sold and decreasing operating expenses relative to volume.

To accomplish this goal, Global plans to increase its marketing activities through a national regional rally program, to open new sales regions in North America, Japan, Australia and Europe, grow existing multi-level marketing relationships with members, create a new "Customer Care and Development" strategy, create and broadcast radio and television infomercials and solicit contract manufacturing and fulfillment. Global has concurrent efforts of product registration in Australia, Canada and Japan. To open business in Japan, we entered into an agreement with Paradigm World Marketing to access markets in Japan. With the expectation of selling fully in Japan by mid-2005, fully in Canada by mid-2005 and partially in Australia by mid-2005, the sales in these three markets are believed to match Global's domestic sales. Primarily due to having English as a common language, there are no agreements with any business owners located in either the Canadian or Australian markets. We are submitting the required documents of each province in Canada and the country of Australia for product registration. Our business model for these markets allows anyone to buy products, as in the United States, once Global's products are properly registered. The process of registering a new product for sale in Canada and Australia is very time consuming and regulations, although similar, vary by jurisdiction. With the anticipated combined increased domestic sales matched with new international sales, having an anticipated 43% gross profit for the year of 2005, Global is anxious to implement the marketing plans discussed above. Global contemplates the creation of a wellness cable information and shopping channel in the future. The ultimate goal of Global is to dramatically increase sales by a factor of 5 to 6 within 4 years.

Global consolidated its operations under one roof in 2002 and opened its state of the art product production facility in May 2003. We lease a single, freestanding building of 47,550 square feet in Vista California, a northern San Diego County suburb. Global's offices are located at 2465 Ash Street, Vista, CA 92081; telephone: 760-542-3000; facsimile: 760-542-3046 or 800-673-4883;
e-mail:ght@globalhealthtrax.com;   website:  www.globalhealthtrax.com;  contact:
Everett Hale, President or Henry Leonard, Chief Financial Officer. See "Related Party Transactions -- Certain Acquisitions."


We are now in a position to deliver production capacity to match Global's marketing and sales goals. Global has identified multiple qualified providers of nutritional materials and finished nutritional products in the U.S., Canada, and Europe. Currently, the percentage of all international sales is less than 5% of gross sales.

In May 2003, Global shipped its first order to Indonesia under an oral agreement with a privately owned company, GHT-Indonesia offering continued exclusivity for GHT products so long as sales show reasonable annual increases. Neither Global nor any of its current owners have any ownership interest in GHT-Indonesia.

Global has opened a wholly owned subsidiary in Canada, GHT-Canada and is working on product approval for the Canadian market to work seamlessly in the MLM division.



Global also plans to expand into Europe with pilot programs in 2006 and expanded programs in 2007 and 2008 at which time Global may decide to strategic partner with established firms. As currently envisioned Global would license its brands and manufacturing rights to the licensee. The European licensee would start with a country-specific license that would be expandable to exclusivity throughout Europe if key performance milestones are met. Discussions are underway with qualified distributors in Finland at this time regarding the possibility of licensing the European market.

Production capabilities in Global's new facilities are able to meet demand for the foreseeable future with enough space for expansion should Global sales exceed its plan. Production capabilities of outsourced products are similarly situated.



Global closely monitors consumer trends and scientific research, and has consistently introduced innovative products and programs in response thereto. Global regularly studies scientific, health and nutrition periodicals, including the New England Journal of Medicine and the Journal of the American Medical Association, in order to generate ideas for new product formulations. Global intends to continue developing new products and programs in the future. Global plans to introduce new products within the next 12 to 24 months, which may include: a Whole Food Greens Supplement, Skin Care line, Colon Cleanse, Bath Products, Functional Foods and Bio-friendly cleaning agents

Global has additional products in various stages of planning. In summary, Global anticipates an ongoing stream of new products that are responsive to market demand and new technologies.

Historical Financial Data


The following selected consolidated financial data at December 31, 2004 and

2003, and for the years then ended have been derived from Global's consolidated financial statements, which have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. In their report in connection with our 2004 financial statements, our auditors included an explanatory paragraph stating that, because we have incurred a net loss of $1,965,521 and a negative cash flow from operations of $334,943 for the year ended December 31, 2004, and had a working capital deficiency of $786,463 the year ended December 31, 2004, there is substantial doubt about our ability to continue as a going concern. Selected unaudited consolidated financial data at December 31, 1997, 1998, 1999, 2000 and 2001 and audited 2002, 2003 and 2004 data are provided. The financial data should be read in conjunction with, and are qualified by, the consolidated financial statements and notes thereto included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."





                                                        Fiscal Year Ended
                                                          December 31,
                           ---------------------------------------------------------------------------------------
                              1997       1998       1999      2000       2001       2002       2003        2004
                           ---------------------------------------------------------------------------------------
INCOME STATEMENT DATA       Unaudited  Unaudited Unaudited  Unaudited  Unaudited
Net Sales                 $22,241    $995,372   $3,087,134 $5,541,063 $6,448,495 $5,196,583 $8,221,996  $11,041,215
Cost of goods sold         16,657     691,154    2,012,549  3,679,754  4,456,206  3,388,991  4,986,793    7,015,596
                           ----------------------------------------------------------------------------------------



               Gross Profit      5,584    304,218 1,074,585  1,861,309  1,992,289  1,807,592 3,235,203  4,025,619


   Total operating expenses     16,867    463,607 1,060,900  1,690,433  2,087,855  2,123,084 3,398,052  5,916,474
                           ----------------------------------------------------------------------------------------
         Income (loss) from
                 operations   (11,283)  (159,389)    13,685    170,876   (95,566)  (315,492) (162,849) (1,890,855)

    Other Income (Expenses)

              Interest, net          -          -         -    (5,293)   (22,007)   (64,240)  (91,085)    (74,666)

                      Other          -          -         -          -          -     92,653    20,703          -
                           -----------------------------------------------------------------------------------------

                      Total          -          -         -    (5,293)   (22,007)     28,413  (70,382)    (74,666)

                   I(L)BITP   (11,283)  (159,389)    13,685    165,583  (117,573)  (287,079) (233,231) (1,965,521)


 Provision for income taxes          -          -         -     27,414   (27,582)      (800)       -           -
                           -----------------------------------------------------------------------------------------



          Net Income (loss)  $(11,283) $(159,389)   $13,685   $138,169  $(89,991) $(287,879)$(233,231)$(1,965,521)
                           =========================================================================================


Net    income
(loss)   per   Common   and
common equivalent share (1)




Basic                       $  (56.42)   (796.96)      45.62     0.00       (0.01)    (0.01)      (0.01)   (0.08)
Diluted                     $  (56.42)   (796.96)      45.62     0.00       (0.01)    (0.01)      (0.01)   (0.08)
Pro forma weighted  average
Common and
equivalent shares
Basic                      200        200        300        40,000,000  10,000,000  20,000,000  21,267,956  25,105,206
Diluted                    200        200        300        40,000,000  10,000,000  20,000,000  21,267,956  25,105,206
OTHER DATA



       Capital expenditures      3,771     74,056   156,367    148,467    265,259   147,104    611,227         400,200

         Net sales increase          -      4375%      210%        79%        16%       -19%       58%             34%
     Income from operations
                   increase          -     -1313%      109%      1149%      -169%      -168%       49%          (1061%)
     Income from operations
                     margin       -51%       -16%        0%         3%        -2%        -6%       -2%            (17%)

        BALANCE SHEET DATA:
 Cash and cash equivalents,
      net of cash overdraft      6,538     38,943    83,404   (98,892)   (21,847)  (45,641)       600             600


 Working capital deficiency    (6,434)  (115,816) (220,457)  (206,613)  (256,756) (524,839)  (281,571)       (786,463)




               Total assets     34,221    272,655   492,240    555,513    852,461 1,179,320  2,159,806      2,529,427

             Total debt (1)     45,504    397,341   635,095    637,568  1,006,272 1,713,721  1,509,479      2,526,220


 Total stockholders' equity    (11,283)  (124,686) (142,855)   (82,055)  (153,811) (534,401)    650,327         3,207


 (1) Total debt represents long-term debt ( including current portion of long-term debt ) and short-term debt.

Distinguishing Market Characteristics

Although the health and nutrition industry remains intensely competitive, Global believes it has a number distinguishing market characteristics that place it at an advantage. From patented oxygenation products, a highly experienced trainer of trainers in our Marketing VP to internally designed and manufactured products, we have products, skills and the capability of continuing to develop new products. What makes Global Health Trax unique is an amalgam of business propositions that powerfully inter-relate. Global has uniquely positioned itself in four critical areas that drive the growth of our current distribution channel and will dramatically support its expansion into other marketing channels. Each area strengthens the others, and makes the Global Health Trax story even more compelling.

It is one thing to manufacture products. It is quite another to understand how the body uses them and manufacture the products to science-based specifications so the consumer gets the results they expect. Global Health Trax has maintained its absolute commitment to using exacting science and results as the basis for formulating all of the products it sells. This one unique feature contributes as much as any other to repeat sales and repeat sales are the key to success in this or any business. Other competitive advantages include:

o Unique Products - Useful, thoughtfully packaged, and "they work."

o Brand Loyalty - Affinity Membership consumption driven by scientifically advanced products and results.

o Product Delivery Diversification - Liquids, tablets, capsules and powders.

o Quality Control and Packaging - Quality control is strictly maintained. Expanding into proprietary manufacturing will allow Global to control the science even more strictly and reduce costs simultaneously.

o New Product Stream - A loyal following eager for new products enlarges the marketing story and increases sales.

Patenting has allowed Global Health Trax to corner market share and increase sales. In addition to its patent, Global Health Trax owns the formulas of most formulated products marketed by Global. More than just good business, this allows Global Health Trax to respond immediately to new science and improve products without long delays or increased costs. By reducing costs, Global is also able to offer products at more competitive prices, increasing brand loyalty. Global also has the following additional competitive advantages:

o Patents - Global Health Trax has two patented oxygen-supplementation products that are the only two products of their kind in the marketplace today.

o Most Formulas and Names Proprietary - Global Controls its products.

o Competitive Pricing - The percentage of repeat sales continues to grow each year because the costs are controlled and prices are competitive.

o Exclusive "ThreeLac" Contract - North American, Australian and New Zealand excusive distribution rights from Japanese pharmaceutical firm.

o International Governmental Relationships - Approved to ship for personal use consumption in Australia, Canada, China, Indonesia, Japan, Mexico, South Korea and Taiwan. In each country there are similar needs to obtaining approval to do business there. There are licenses and product registrations.

Currently, Global is looking to gain product registration for wholesale and resale distribution within Australia, Canada, China, Indonesia, Japan, Mexico, South Korea and Taiwan. Each country has a personal use law which allows individuals to basically order for their own consumption "PUC," and we are shipping to many individuals in this manner. Our goal is to register the products which we have that do not require any modifications of formulation to be in compliance with that country's laws. Afterwards, we would analyze the cost-to-benefit of reformulating any products for a specific country.

Generally, the process is similar in each country. The country's applicable regulatory agencies are contacted for information and forms. The required forms are completed and returned to the applicable agencies. Once the products are reviewed by that country for content to insure no restricted supplements or ingredients are included, they issue a temporary product registration approval which is followed up with a final approval after substantive testing by them.

Following is a summary by country of our current progress:

AUSTRALIA We can currently ship all products into Australia for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution in Australia.

CANADA: We have registered and were granted corporate registrations for the following Provinces in Canada: British Columbia, Ontario, Alberta, Saskatchewan, Manitoba, Nova Scotia, New Brunswick, Newfoundland and Labrador, and Prince Edward Island..

We have tentative product approval and have been issued product license numbers for the following products:



             PRODUCT                      FILE #                    SUBMISSION #
             Oxygen Elements Plus         100903                    100903
             Silica Plus                  100882                    100882
             Super Sea Essentials         100907                    100907
             Mega Minerals Plus           100908                    100908
             HGH-At-Night                 100904                    100904
             Daily Vita-Veg               100881                    100881
             Noni Juice                   100899                    100899
             Coral Complete               101153                    101153
             Mineral Milk Powder          101094                    101094
             L-H-B                        101098                    101098
             Colostrum FM                 101099                    101099
             Active Enzymes               101101                    101101
             ThreeLac                     101328                    101328

We are seeking Site Licensing approval in Canada and are in the process of completing the application and submitting it to the Natural Health Product Division.

We are applying for Direct Selling license applications and submitting a bond in the following provinces: British Columbia, Ontario, Alberta, Saskatchewan, Manitoba, Nova Scotia, New Brunswick, Newfoundland and Labrador, and Prince Edward Island..

CHINA: We can currently ship all products into China for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution.

INDONESIA: We can currently ship all products into Indonesia for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution.

JAPAN: Utilizing Paradigm World Marketing, we are allowing a local foreign company to handle the product registration process. We are able to ship all of our products in Japan at the current time for personal usage consumption. We are applying for a branch office in Japan which should be formalized by the end of the first quarter of 2005.

MEXICO: We can currently ship all products into Mexico for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution. We are negotiating an agreement with existing distributors to allow them to have our products registered and give them exclusive selling rights under currently undetermined criteria.

SOUTH KOREA: We can currently ship all products into South Korea for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution. We are negotiating an agreement with existing distributors to allow them to have our products registered and give them exclusive selling rights under currently undetermined criteria.

TAIWAN: We can currently ship all products into Taiwan for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution. We are negotiating an agreement with existing distributors to allow them to have our products registered and give them exclusive selling rights under currently undetermined criteria.

o Professional and Business Associations - Active membership in the Direct Selling Association, the most prestigious organization in the direct selling industry, and ongoing membership in the Better Business Bureau.

It takes seasoned, conservative management to demand quality, to develop competitive proprietary products, and to build relationships that will aid Global's expansion. Since its inception, the founders, who are deeply committed to making this business work for all its customers, have guided the growth of Global. Management is a group of seasoned professionals with diverse skills, who are comfortable with their own abilities and with recruiting additional talent for expansion.

Product Distribution Plan

The distribution plan is to maintain a strong multi-level marketing division building Global's base throughout the United States and Canada. Our membership base is composed of both retail and wholesale customer, and Independent Business Owners. Retail and Wholesale customers are typically members who purchase for personal consumption. Independent Business Owners typically build a business selling to retail and wholesale customers. Anyone desiring to become a member need only apply and pay the annual membership fee. The annual membership fees are $14.95 for wholesale customer members and $29.95 for Independent Business Owner members. The retail customers have no cost savings in purchasing product, whereas the wholesale members cans save up to 33% in purchases and the Independent Business Owner can save up to 33% in purchases and earn up to 61% in commissions off of the sales of members in their personal sales organization. Support services such as processing orders, live product information assistance, auto-emails, announcements, scheduled conference calls with executives and guests from the health industry and business websites are included in the annual fees for all members. With the member's annual membership fee, Global offers free training and support in marketing efforts including a personalized website, training in business building through its Fast Trax Business Plan and online videos to educate members on products and marketing strategies. For a fee of around $150, both members and non-members can attend training programs through its motivational and educational regional events that provide one-on-one interaction with executives of the company and other motivational speakers.

Global has extensive experience in building new sales and distribution territories. In going after new markets, Global may create new "sample" size products, for example, chewable products for the youth market and one week supplies of ThreeLac for its users.

Through effective use of radio, television and Internet infomercials, Global will expand its retail sales to end consumers. These infomercials will also give Global's distributors the brand recognition to approach natural and health food stores, specialty retail sales outlets, health care providers, and conventional grocery, drug, mass merchandise, club and convenience stores with point of sale information and retail displays for merchandising. The Internet is already being used very successfully by Global Distributors in the distribution of ThreeLac.

Global has invested significantly in dollars and human resources to develop custom-tailored software programs to manage inventory, customer inquiries, member inquiries, and other information. The information infrastructure is proven, in use, and scalable to meet Global's growth projections.

Global believes that its information infrastructure (telecommunications, computer programs, database management, paperless document maintenance, etc.) will provide important savings as a result of economies-of-scale in response to increased sales volume.



Significant cost savings are being realized since Global combined all of its resources under one roof. This is especially relevant in May 2003 when Global fully manufactured its liquid products in its own facility. Estimated savings of up to 40% in the manufacturing cost of some products have lowered the overall product Cost of Sales by up to 4% in 2004 for products manufactured in-house.



Global has three full time programmers and two part time programmers on staff.

Marketing Plan

Global is engaged in the development, manufacture, marketing and distribution of its own nutrition and other wellness products through retail and wholesale home-based business entrepreneurs (members) and other direct sales venues. Members are not a traditional sales force, because as members, they are able to operate their own businesses and sell Global's products. Our members concentrate on selling the Company's products.

The marketing plan is based on the understanding that product sales are predicated on consumers getting the information they need to make informed purchase decisions through a "high tech-high touch" approach. A well-trained and highly motivated national sales force is the key to getting information to the ultimate consumer. These motivated salespeople are "products of the products" and all have personal testimony to give to other consumers in meetings, in one on one encounters, and on their individual websites provided by Global to them at no cost.

The marketing plan includes several key points:

|X| Expanding the membership base through a revitalized national training program, strong advertorials in industry and trade publications, radio and television infomercials and regional rallies featuring the corporate executives.

|X| Repositioning Global away from "illness" (existing testimonials) and toward "wellness" (new testimonials, etc.). |X| Enrolling recognized "champions" of Global's scientific/nutritional basis, including M.D.s and Ph.D.s who can become spokespersons for Global, its science, and its products.

|X| Sponsoring nutrition events and related health events, including seminars, conferences, exhibitions, fun-runs, and other health events.

|X| Videotaping the experts, and packaging the footage to support product training sales videotapes, as well as incorporating the footage in infomercials and streaming video on the member websites.

|X| Creation of a new Customer Care and Development Department designed to create a "high touch" sales effort with all existing customers and members.

|X| Creation of a sales representative force targeting contract manufacturing or O.E.M.

|X| Expanding direct mail and Internet prospecting.

Private label opportunities. Global believes that large chain store retailers will also be receptive to private labeling their house brands, Global is currently seeking private label opportunities, however not in competition with its members or products.

Original Equipment Manufacturers" or O.E.M. services. Global is actively seeking additional revenue-generating opportunities by selling manufacturing services to other nutrition product providers.

Competition.

Global faces competition from other channels for product marketing and distribution, as well as competition from other multi-level marketing firms and organizations. The business of developing, manufacturing and selling vitamins, minerals, herbs, sports nutrition products, nutritional supplements and other nutraceuticals is highly competitive in all channels of distribution. There are numerous companies selling products competitive to Global's products to mass merchandisers, drug store chains, independent drug stores, supermarkets, health and natural food stores, as well as through catalogs, the internet and network marketing. Certain of Global's competitors are substantially larger and have greater financial resources than Global.

Global believes that it can continue to compete effectively with these and other nutritional product providers, in a rapidly growing and highly fragmented marketplace by relying on liquid nutrition that combines technology with science and by its current and future strategic alliances with national and international companies.

Projections

The following table represents what management believes to be reasonable projections for Global's revenue through the end of fiscal year 2006. No assurances can be given that the future results anticipated by these forward-looking statements will be achieved. These projections are qualified in their entirety by certain factors, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that may have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by these forward-looking statements.

The basis for these projections include some basic assumptions:

o Sales will increase at a rate of 5% monthly through 2005 and approximately 8.3% monthly in 2006,

o Cost of sales will decline with increased utilization of current manufacturing capacity, the current installed manufacturing capacity is believed more than adequate for the company's anticipated needs through 2006, Global's facility has been up and running since mid-2003,

o Non-cash components of operations such as depreciation and amortization will increase as facility improvements are added through equipment acquisitions and building improvements which will likely begin to impact productivity in subsequent years,

o General and administrative expense are expected to decline. Over a two year period, general and administrative expenses are anticipated to decline significantly as a percentage of net sales due to not needing proportionately more employees to handle increased workloads.

o A few new products will be added to the product lines after extensive testing with 2006 seeing the largest additions anticipated to be from 3 to 8 new products, the impact on sales of adding new products will be minimal in the beginning months of availability and more sustained after six or more months of availability to the members and releasing fewer or more new products within a twelve month period would not be expected to negatively impact sales,

o Domestic markets will continue to grow,

o International markets, especially Japan, Canada, Australia and Mexico will become more developed and generate stronger sales, and

o There are no regulatory law changes negatively affecting Global's operations.




                                        2005                       2006                        2007
                                --------------------------- -------------------------- ---------------------------
                                --------------- ----------- --------------- ---------- ---------------- ----------
Revenue                            $16,000,000                 $32,000,000                 $50,000,000




Cost of sales                        9,120,000     57.0%        17,600,000      55.0%       26,500,000      53.0%

Gross profit                         6,880,000     43.0%        14,400,000      45.0%       23,500,000      47.0%


Operating expenses                   6,500,000     40.6%         8,650,000      27.0%       14,720,000      29.4%

Net income (loss)before taxes          380,000      2.4%         5,750,000      17.9%        8,780,000      17.6%

Income tax provision                      *             -        2,260,000       7.1%        3,472,000       6.9%

Net income (loss)                      380,000      2.4%         3,490,000      10.9%        5,308,000      10.6%

Earnings before interest,
taxes, depreciation, amortization
and stock compensation expense         951,233      5.9%         4,102,900      12.8%        5,920,900      11.8%



* tax loss carry forward from prior years

Management's Discussion and Analysis Or Plan of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Overview


Global experienced growth in sales over the past four fiscal years with a small decrease in 2002 and a substantial growth in 2003 and 2004. Increased sales were due primarily to Global's increased penetration of the growing mass volume retail distribution channel. In addition, Global's emphasis on research and development and greater marketing efforts increased sales volumes, particularly as a result of new product introductions. Global believes future sales growth will depend upon the same factors which contributed to its recent growth.


With the funding from this offering, Global is not anticipating the need to raise additional funds within the next twelve months outside of operating results. Should the results of this offering be less than anticipated, Global will need to reassess its long term goals relative to offering proceeds. Regardless, Global feels confident it can meet its cash requirements over the next twelve months without raising additional funds through the public arena.


Currently, Global Health Trax, Inc. has arrangements with a company in Japan to introduce the Company's products, develop a presence for the Company and generate sales on an ongoing basis. These sales are believed to begin materially impacting Global's sales by mid-2005.


As evidenced in the following schedules, Global's sales continue to grow. Later in 2005, it is anticipated that additional employees will be hired for the support of members and the production of product. With existing equipment in place and currently being purchased, the Company will have the needed capacity to meet its production needs. With the software for running the daily operations of the Company as the foundation of the business, there is currently a contract for its enhancement and integration with financial accounting needs. It is anticipated that the ultimate costs for this project will be finalized by the end of 2005. These costs are not anticipated to exceed $300,000. Being a phased-in project divided into three areas; order entry, commissions, website design and fulfillment, each phase is anticipated to result in increased sales due to significantly improved support, marketing and reporting capabilities. With the enhanced order entry phase, employees will be able to provide more detailed support to the Company's members. Commissions are important to all members, and to be able to provide "real-time" commission information to Global's independent business owners, provides incentive for increased sales. With the website design changes, Global will have a much more integrated system whereby changes in one area will be automatically updated throughout. Even through customer fulfillment, the changes coming will allow for quicker shipping times, tighter controls of shipped items and returns.


The following list highlights approximate existing monthly contractual obligations which are not sales related:


$210,000 Payroll
    20,700 Capital leases
    50,700 Operating leases

Commissions vary directly with sales and averaged approximately $285,000 per month during 2004.

The following table shows selected items expressed on an actual basis and as a percentage of net sales for the fiscal years and three month periods indicated:





                                                                   FISCAL YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------------------
                                   ---------------         -------------        ---------------        --------------
                                        2001                   2002                  2003                  2004
                                     Unaudited
                                   ---------------         -------------        ---------------         -------------
                                                               (DOLLARS IN THOUSANDS)

                    Net Sales   $   6,448   100.0   %   $  5,196  100.0   %  $   8,222   100.0    % $  11,041  100.0   %

           Cost of goods sold       4,456    69.1          3,388   65.2          4,987    60.6          7,016   63.5
                                   ------- -------         ------ ------        ------- -------        ------- ------

                 Gross profit       1,992    30.9          1,808   34.8          3,235    39.3          4,025   36.5
       =======================
              Total operating
                     expenses       2,088    32.4          2,123   40.9          3,398    41.3          5,916   53.6
                                   ------- -------         ------ ------        ------- -------        ------- ------
          Income (loss) from
                   operations        (96)   (1.5)          (315)  (6.1)          (162)   (1.9)         (1,891) (17.1)
       =======================

       Other income (expense)        (22)   (0.3)             28    0.5           (70)   (0.9)            (75)  (0.7)
         Provision for income
                        taxes          28     0.4            (1)      -             -       -               -      -
                                   ------- -------         ------ ------        ------- -------        ------- ------

            Net income (loss)   $    (90)   (1.4)   %   $  (288)  (5.5)   %  $   (233)   (2.8)    %  $  (1,966) (17.8)   %
                                   ======= =======         ====== ======        ======= =======        ======= ======



Results of Operations
Fiscal Year Ended December 31, 2003 Compared to Fiscal Year Ended December 31, 2004 Net Sales.


The following table shows comparative net sales results categorized by product line for the fiscal years indicated:





                                       FISCAL YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------
                         ----------------------- ------ ---- -----------------------
                                  2003                                2004
                         -----------------------             -----------------------
                         -----------------------------------------------------------
                                           (DOLLARS IN THOUSANDS)

Life Support        $    3,229       39.3 %             $    3,428       31.1 %

Nature's Turn            3,542       43.1                    5,841       52.9

Technological              132        1.6                      213        1.9

Marketing Aids             150        1.8                       53        0.5

Packs                      502        6.1                      523        4.7

Other                      667        8.1                      983        8.9
                         ----------- -----------        ----------- -----------

Total               $    8,222       100.0 %            $   11,041      100.0 %
                         =========== ===========        =========== ===========





Life Support product sales increased about 6% in 2004 from 2003. The flagship products of Oxygen Elements Plus(TM) and Silica Plus(TM) grew in light of increased marketing emphasis in the Natures Turn and technological lines of products.

The Nature's Turn product line increased in total sales by over 64% from 2003 to 2004. Its contribution to the total mix of products rose over 10% to 52.9% of total sales in 2004. Threelac sales represent the greatest portion of Global's sales at over 50% of total sales for 2004.

Technological sales evidenced an increase in sales of 61% in 2004 over 2003. Smart Magnets are currently the only technological products offered. There are over twelve Smart Magnets available with more being developed and tested for specific health and wellness support.

Sales of Marketing Aids decreased over 64% in 2004 from 2003. Flyers, samples, videos and tape sales represented the majority of this decline. Global is currently reviewing the existing sales aids for possible improvements to increase sales. It appears that as the Company website is improved with more downloadable items, members are preferring to refer to the website for their sales aids. This added benefit to our members may become company policy with a greater emphasis in providing downloadable sales aids rather than formal literature and other items.

Packs represent a commodity used by members to generate sales through volume purchases. As packs increase, there is a direct correlation to the efforts of members to generate sales. There was an increase in pack sales of over 4% in 2004 over 2003.

Other sales items increased in volume by over 47%. The increase in 2004 product sales carried over to related fees and charges and is directly related to new member enrollment and associated deferred income. It is anticipated that in 2005, all product sales and other related sales will continue to increase.

The Gross Profit increased in dollars but decrease by nearly 3% of net sales to 24.4% in 2004 compared to 2003's 39.3% as a percentage of sales. Global experienced a delay in receiving its Threelac product in the second quarter of 2004. This delay resulted in fewer sales of our leading product, consequently a reduced profit margin.

Operating Expenses as a percentage of sales increased approximately 73% in 2004 over 2003. Stock compensation costs of $953,101 represented 16% of operating expenses and are not expected to be recurring after 2004 in this magnitude. Salaries and wages increased 46% and represent over 38% of operating expenses. Current personnel levels including additional information technology personnel and salaries are considered adequate. Advertising increased over 132% and contributed to the Company's 2004 increased sales. Amortization and depreciation saw over a 60% increase due to capital expenditures made during 2004. General computer and programming expenses decreased around 38% as existing personnel and equipment are being utilized. Consulting fees increased over 263% due to the use of programming experts to help plan the replacement of existing applications. Legal expenses continued to increase over 11% due to actions taken by Global Health Trax, Inc. in relation to its efforts to become a public entity. Rent expense rose about 58% with the higher rent costs of the new facility. With the new facility, repairs and maintenance expenses rose 208%. Research and development rose by 7% in 2004 over 2003.

Other Income (Expense) primarily consists of interest expense. Interest expense decreased nearly 28% for the year 2004 over 2003. This decrease is primarily attributed to the notes and leases payable carried by the Company being held for a shorter period of time.

Provision for Income Taxes. For the years ended 2004 and 2003, Global Health Trax, Inc. did not incur any federal income tax liability. Net operating loss carryforwards totaling approximately $1,558,000 federal and $366,000 state amounts at December 31, 2004 are being carried forward. The net operating loss carryforwards expire at various dates through 2025 for federal purposes and 2015 for state purposes.




Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2003 Net Sales.

The following table shows comparative net sales results categorized by product line for the fiscal years indicated:




                                       FISCAL YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------
                         ----------------------- ------ ---- -----------------------
                                  2002                                2003
                         -----------------------             -----------------------
                         -----------------------------------------------------------
                                           (DOLLARS IN THOUSANDS)


Life Support        $    3,468       66.8         %     $    3,229       39.3  %

Nature's Turn            1,336       25.7                    3,542       43.1

Technological               89        1.7                      132        1.6

Marketing Aids             93         1.8                     150         1.8

Packs                     ---          ---                    502         6.1

Other                     210         4.0                     667         8.1
                        ----------- -----------           ----------- -----------

Total               $   5,196        100.0        %     $   8,222       100.0 %
                        =========== ===========           =========== ===========





Life Support product sales decreased about 7% in 2003 from 2002. The flagship products of Oxygen Elements Plus(TM) and Silica Plus(TM) experienced a period of four months of interrupted delivery from the Company's provider. The interruptions stopped when Global began manufacturing its own products in the summerof 2003. Until early 2003, Global Health Trax, Inc. had been outsourcing the production of its Life Support products. Seeing the decline in sales of both the overall total and the Life Support mix of total sales, led management in 2002 to consider implementing stringent quality control measures. It became apparent that the only way to insure the highest level of quality possible was to directly control the manufacturing processes. Consequently, towards the later part of 2002, the management of Global Health Trax, Inc. made the decision to manufacture its own Life Support and certain Nature's Turn products in-house. The Nature's Turn product line increased in total sales by over 165% from 2002 to 2003. Its contribution to the total mix of products rose over 17% to 43.1% of total sales in 2003.


Technological sales evidenced an increase in sales of 48% in 2003 over 2002. In the later half of 2003, the Smart Magnet line was introduced. Smart Magnets are vitality and body support products that bring electro-magnetic health properties to defined areas of need. Global's Smart Magnets are coated with a metallic, holographic surface. This surface is then printed with a micro-circuit board that is capable of holding an electro-magnetic program defined for a specific purpose. The circuit board is carefully protected with a special polymer that adds durability to this very advanced wellness support product for longevity and ease of use. There are currently over twelve Smart Magnets available with more being developed and tested for specific health and wellness support. The Technological product line was developed in 2002 with the introduction of PolarWearz. There were fifteen categories of PolarWearz products from gloves and ankle supports to body wraps and water bottle holders. PolarWearz was based on Complex Meridian Unit technology that conceptually provides a means to control and manage pain relief using electro magnetic therapy. That the launching of a new technologically innovative product met with such immediate success was evidence of the public outcry for advanced health and wellness products.

Sales of Marketing Aids increased over 61% in 2003 from 2002. Flyers, samples, videos and tape sales represented the majority of this decline. The sales aids sold in the latter half of 2002 and those to new members in 2003 continue to provide the marketing tools necessary for members to market Global's products. The illustrative effects of these sales aids continue to spread the philosophy of health and wellness while providing financial and health returns to our members.

Other sales items increased in volume by nearly 270%. The increase in 2003 in Life Support product sales carried over to related fees and charges and is directly related to new member enrollment and associated deferred income. It is anticipated that in 2004, all product sales and other related sales will continue to increase.

The Gross Profit increase to 39% in 2003 over 2002's 34% as a percentage of sales reflects increased marketing and management's continuing efforts to negotiate lower costs of goods sold. Management's policy of proactive cost controls is a routine. From constantly monitoring freight costs to sourcing raw materials for production and packaging materials, Global Health Trax, Inc. is always on the lookout for the most cost effective alternatives.

Operating Expenses as a percentage of sales increased approximately 59% in 2003 over 2002. The management of Global Health Trax, Inc. controlled costs as much as possible in light of the costs anticipated in Global's move to a new 47,500 square foot facility. Advertising decreased over 18%. Amortization and depreciation saw over a 75% increase due to capital expenditures made during 2003. General computer and programming expenses increased around 289% as more high tech equipment was purchased in 2003 for the increase in employees, necessary to provide support to members. Consulting fees decreased over 23% due to the hiring of personnel in-house. Equipment rental increased 117% partly in response to moving into the new facility. Legal expenses increased 16% due to actions taken by Global Health Trax, Inc. in relation to its efforts to become a public entity. Rent expense rose about 106% with the higher rent costs of the new facility. With the new facility, repairs and maintenance expenses rose 391%. Research and development rose by 79% in 2003 over 2002. With the manufacturing deficiencies and related efforts to correct them, the move to the new facility, and the hiring of new research and development staff little time was available the last few months of 2002 for research and development. Hiring new personnel to handle manufacturing and customer support led to an increase in salaries and wages of nearly 100% in 2003.


Other Income (Expense) primarily consists of interest expense. Interest expense increased nearly 42% for the year 2003 over 2002. This increase is primarily attributed to the notes payable to the landlord of the new facility. For the year ended December 31, 2003, $20,703 in debt was eliminated.

The debt extinguishment was the result of arbitration for a dispute resolution with a vendor who had supplied the Company with unacceptable product during the years 2002 and 2003. For the year ended December 31, 2002, $92,653 in debt was eliminated. The debt extinguishment was the result of a protracted dispute resolution process from improper billing by a telephone service provider during 1998 and 1999

Provision for Income Taxes. For the years ended 2003 and 2002, Global Health Trax, Inc. did not incur any federal income tax liability. Net operating loss carryforwards totaling approximately $566,000 federal and $307,000 state amounts at December 31, 2003 are being carried forward. The net operating loss carryforwards expire at various dates through 2024 for federal purposes and 2014 for state purposes.

Liquidity and Capital Resources.


Prior to our recent private offering, Global's operations and capital requirements were financed through internally generated funds, and loans. For fiscal years ended December 31, 2002, 2003 and 2004, Global's primary capital requirements were as follows:







                                                               YEAR ENDED DECEMBER 31,



                                                     ----------- --- ----------- --- ---------------
                                                        2002            2003              2004
                                                     ----------- --- ----------- --- ---------------
                             (DOLLARS IN THOUSANDS)

Working capital deficit                           $      525      $      282      $       786



Capital expenditures                                     147             611              400
                                                     -----------     -----------    ------------

Total capital requirements                        $      672       $     893       $    1,186
                                                     ===========     ===========    ============




These capital requirements, which primarily reflect the growth of Global, were satisfied through internally generated funds, and loans. These proceeds were as follows:



                                                                YEAR ENDED DECEMBER 31,


                                                      ---------- --- ----------- --- ------------
                                                        2002            2003              2004
                                                      ---------- --- ----------- --- ------------
                             (DOLLARS IN THOUSANDS)

Cash from the sale of stock                       $           -   $         531   $        365



Working capital provided by (used in) operations           (243)             90           (335)



Proceeds from loans                                         525             400            501
                                                      ----------     -----------     ------------


Total                                             $         282   $       1,021   $        531
                                                      ==========     ===========     ============





Global's cash requirements through fiscal 2005 are expected to include expenditures in connection with: (i) increasing investment in research and development, (ii) hiring additional personnel, if and as necessary, to support Global's marketing plan as sales of Global's nutritional supplements increase;
(iii) increasing advertising and promotional investments to continue to educate consumers about Global's products; and (iv) implement an integrated accounting, manufacturing, quality assurance and customer support driven enterprise software package. Global expects that the net proceeds from the Offerings, together with anticipated cash flows from operations will be sufficient for the above purposes. The Company incurred a net loss of $1,965,521 and negative cash flows from operations of $334,943 for the year ended December 31, 2004 and had a working capital deficiency of $786,463 at December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon it achieving profitability and generating sufficient cash flows to meet its obligations as they come due. Management believes that its plan to diversify and to control its overhead will enable it to achieve profitability. Management is also pursuing additional capital financing. We have raised capital to meet our working capital needs in the past and are in the process of filing this offering. Should the Company not raise the entire offering amount, operations will be maintained with slower growth expectations. However, if we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity, and financial condition.In their report in connection with our 2004 financial statements, our auditors included an explanatory paragraph stating that, because we have incurred a net loss of $1,965,521 and a negative cash flow from operations of $334,943 for the year ended December 31, 2004, and had a working capital deficiency of $786,463 the year ended December 31, 2004, there is substantial doubt about our ability to continue as a going concern.


Global's long-term capital requirements are expected to include capital expenditures to support continued growth of nutritional supplements sales. Global may also enter into strategic acquisitions as the nutritional supplements industry continues to consolidate. Global expects to fund its long-term capital requirements including construction of capital projects such as a potential enlargement of the manufacturing facility for the next twelve months and in the foreseeable future, through the use of operating cash flow supplemented, if necessary, through debt financings or the issuance of additional equity.

With the funding from this offering, Global is not anticipating the need to raise additional funds within the next twelve months outside of operating results. Should the results of this offering be less than anticipated, Global will need to reassess its long term goals relative to offering proceeds. Regardless, Global feels confident it can meet its cash requirements over the next twelve months without raising additional funds through the public arena.

Critical Accounting Policies
Revenue recognition and deferred revenue

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at shipment. Shipping and handling fees are included in sales. Payments received for unshipped products are deferred until shipment and are included in accounts payable.

The Company collects an annual membership fee from new members and an annual renewal fee from existing members that are recognized on a straight-line basis over a twelve-month period. Annual renewal fees totaled $405,696 and $217,682 for the years ended December 31, 2004 and 2003, respectively, and are included in sales in the accompanying consolidated statement of operations. Annual renewal fees the Company has received but which have not been recognized in revenue are recorded as deferred membership fees.

Shipping and handling fees

Shipping and handling costs billed to customers are included in sales and the related costs are included in cost of goods sold. Shipping and handling costs are charged to expense as incurred. Total shipping and handling costs of $586,615 and $402,160 are included in cost of goods sold for the years ended December 31, 2004 and 2003, respectively.

Product returns

Product returned within the first 60 days of purchase will be refunded at 100 percent of the sales price to first-time purchasers. This 60 day return policy is offered to members only on their first order of any given product offered by the Company. Returned product that was damaged during shipment to the customer is 100 percent refundable. Product returns are tracked for a potential reserve founded on historical experience.

Member incentives

The Company's commission structure is based on a multi-level membership force. Commissions are recorded for sales, including commissions based on bonus points assigned to products which are independent of the product's price. Commissions totaled $3,424,333 and $2,485,571 for the years ended December 31, 2004 and 2003, respectively, and are included in cost of sales in the accompanying consolidated statements of operations

Inventory

Inventory is stated at the lower of cost or market using the first-in, first-out method.

Stock - based expense

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosures" as well as those outlined in SFAS No. 123, "Accounting for Stock-Based Compensation". As permitted by SFAS 148 and SFAS 123, the Company continues to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock issued to Employees" and related interpretations in accounting for the Company's stock option plan. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant, over the amount an employee must pay to acquire the stock. Stock based awards for non-employees are accounted for at fair value equal to the excess of the estimated fair value of the Company's stock over the option price using an estimated interest rate to calculate the fair value of the option.


Recent Accounting Pronouncements


In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs". This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS No. 151 is not expected to have a material impact on our financial condition, results of operations, or cash flows.


In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R), which revises SFAS No. 123. SFAS 123R also supersedes APB No. 25 and amends SFAS No. 95, "Statement of Cash Flows". In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period. SFAS 123R must be adopted no later than July 1, 2005. Early adoption is permitted.

The Company is currently evaluating the timing and manner in which it will adopt SFAS 123R. As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method. Accordingly, adoption of SFAS 123R's fair value method will have an effect on results of operations, although it will have no impact on overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had SFAS 123R been adopted in prior periods, the effect would have approximated the SFAS 123 pro forma net loss and loss per share disclosures as shown above. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required, thereby reducing net operating cash flows and increasing net financing cash flows in periods after adoption.


Agreements


Global has two strategic agreements with vendors at the present; Paradigm World Marketing (Paradigm) and Snowden Co., Ltd.(Snowden), both of which are headquartered in Japan.


Paradigm is being contracted to assist Global in entering the Japanese market with its product line. They are contracted to use their best efforts to solicit and promote the sale of Global's products to customers in Japan including product registration, corporate office representation, initiation of promotional and recruiting programs to attract business leaders, maintain a call center, process interim banking needs, and develop and translate collateral material for use in Japan. The contract calls for $29,700 in one-time fees for office setup, $10,000 in monthly fees for office maintenance, $10,000 per product registration and a graduated commission structure based on gross sales payable within ten day s of each succeeding month's end. The agreement contains performance clauses for one and two years. Paradigm is obligated to produce gross sales in Japan of $50,000 for the year within the first year of operation beginning in the first quarter of 2005 and $100,000 per month within two years of beginning operations. If Paradigm does not attain the $100,000 per month in sales by the end of the second year of operations, Global is only required to pay an incentive bonus for two years after the second performance year has ended. The agreement is ongoing indefinitely after August 26, 2004 and is terminable by either party with ninety-day notice. The future effect on Global's financial condition of this agreement should be positive.

Snowden is the supplier of Threelac which currently represents 51% of Global's gross sales. The agreement with Snowden extends through June 30, 2005. The price is established for this period and provides for exclusivity to Global to sell Threelac in the United States of America, Canada, Mexico, Australia and New Zealand during the term of the agreement. Global has agreed to purchase 900,000 individual units per month through the agreement for a total cost per annum of approximately $1,080,000. The agreement is renewable so long as the minimum purchase amount is maintained, and it is anticipated that Global will continue to renew the agreement over the next ten years through 2014. The future effect on Global's financial condition of this agreement should be positive.

Impact of Inflations

Global has historically been able to pass inflationary increases for raw materials and other costs onto its customers through price increases and anticipates that it will be able to continue to do so in the future.

Government Regulation.

The formulation, manufacturing, packaging, labeling, advertising and distribution of Global's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture ("USDA") and the Environmental Protection Agency ("EPA"). Global's activities are also regulated by various agencies of the states and localities in which Global's products are sold, including without limitation the California Department of Health Services, Food and Drug branch. The FDA in particular regulates claims in advertising and labeling in the sales of our vitamins, mineral supplements and other products and may take regulatory action concerning medical claims, misleading or untruthful advertising, and product safety issues. Global has been inspected and licensed by the State of California Food and Drub Branch which is equivalent to FDA standards. These regulations include the FDA's Good Manufacturing Practices ("GMP") for foods. Detailed dietary supplement GMPs have been proposed but no regulations have been adopted. Additional dietary supplement regulations were adopted by the FDA pursuant to the implementation of the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). Advertising is primarily regulated by the Federal Trade Commission.

Global may be subject, from time to time, to additional laws or regulations administered by the FDA or other Federal, state or foreign regulatory authorities, or to revised interpretations of current laws or regulations. Global is unable to predict the nature of such future laws, regulations, interpretations or their application to Global, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, by way of illustration and without limitation, require Global to: reformulate certain products to meet new standards; recall or discontinue certain products not able to be reformulated; expand documentation of the properties of certain products; expand or provide different labeling and scientific substantiation; or, impose additional record keeping requirements. Any or all such requirements could have a material adverse effect on Global's results of operations and financial position.

Additionally, Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations.

Research and Development.

Global's Research and Development Laboratory is currently attempting to create even more powerful multi mineral and multi vitamin products at slightly reduced costs to the consumer. Research is being done on a whole food greens product. Testing of various new flavors to be developed for our liquid Mega Minerals Plus, Daily Vita Plus, Daily Vita Plus Vegetarian, HGH at night and Super Sea Essentials is ongoing. Additionally, a probiotic product to work in conjunction with ThreeLac is in beginning stages with a product introduction estimated at late 2005. A skin care line is being researched for introduction in 2005 with possible household cleaning products and functional foods in 2006.

Employees.


As of the date of this prospectus Global Health Trax, Inc. employed 67 persons, of whom approximately 9 were in management, 16 in sales, 6 in marketing, 1 in research and development, 9 in warehouse, 3 in manufacturing and 23 in administration. Global is not party to, and does not expect to be a party to, any collective bargaining arrangements. Global currently enjoys very good relations with its employees and is not aware of any pending or threatened legal actions or disputes of any kind.


Facilities.


Global leases a 47,550 square-foot, state-of-the-art distribution, manufacturing and office facility in Vista, California, which it has occupied since October 2002. This facility has served as Global's executive offices for management, sales and administration. In addition, this facility is the distribution center for manufactured and sourced products. The lease on this facility is due to expire in 2012 and the current rental lease, considering the most recent adjustment, is approximately $377,000 per year. The lease is triple net and contains a cost of living increase as well as a cost of living decrease. A triple net lease is one in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. Additionally, Global is fortunate enough to have a potential offset, cost of living decrease, to any increased rent due to an increased cost of living index. Since the inception of the lease, the monthly base rent has increased $588.04 to $26,720.04 as a result of a 2.3% increase in the Corporate Offices, Research Laboratories, Light Manufacturing index. Should the index utilized have reflected a decrease of 2.3%, the base rent would have declined to $25,530.96 per month.


Description of Property

As of the date of this prospectus we did not own any property other than office furnishings and fixtures, business machines, vehicles and inventory.

Certain Relationships and Related Transactions

In connection with the organization of Global, and prior to any stock splits, Everett Hale, a founding shareholder of our company, provided labor and services in exchange for which for he was issued 20,000,000 shares of common stock. On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock, which reduced Mr. Hale's ownership to 5,000,000 shares. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock, which increased Mr. Hale's ownership to 10,000,000 shares. Similarly, in connection with the organization of Global, and prior to any stock splits, Lorin Dyrr, a founding shareholder of our company, provided labor and services in exchange for which for she was issued 20,000,000 shares of common stock.

On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock, which reduced Ms. Dyrr's ownership to 5,000,000 shares. During the first and second quarters of 2003, $40,037 was advanced to Ms. Dyrr. In June 2003, the Company offset the advance in consideration of 50,000 shares of the Company's stock received from her. The transaction was recorded as the cancellation of stock. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock, which increased Ms. Dyrr's ownership to 9, 900,000 shares. In addition,

Global officer and director Russell Chaisson was issued 500,000 shares of common stock in October 2003 in exchange for services and a promissory note in the amount of $125,000 at 5% per annum with the full amount due and payable 12/31/2006 and secured by the 500,000 shares issued. Pursuant to a stockholders' meeting on November 15, 2003, a 2 for 1 forward stock split increased Mr. Chiasson's 500,000 shares to 1,000,000 shares issued. The promissory note of $125,000 continues to be secured by the full amount of shares issued of 1,000,000 shares after November 15, 2003.

On November 15, 2003 we conducted a 2 for 1 forward split of our common stock, which increased Mr. Chaisson's ownership to 1,000,000 shares. Global officer Henry S. Leonard was issued 500,000 shares of common stock in June 2004 in exchange for services and a promissory note in the amount of $62,500 at 5% per annum with the full amount due and payable 12/31/2006 and secured by the 500,000 shares issued. In each case presented above where stock was issued, it is the Company's firm belief that, based upon circumstances including Global's need at the time, retention of skills available from key employees and the perceived long-term benefit of recognition for work performed, the terms received for these transactions are on terms as favorable as could have been obtained from unaffiliated third parties.


Further, we have recently completed our capitalization with a private offering that resulted in $1,817,530 in proceeds to Global, including the conversion of debt for stock. These proceeds were contributed by the selling shareholders set forth elsewhere in this prospectus in exchange for an aggregate of 3,705,207 shares of common stock.

The Tom E. Dixson Trust, the trustee of whom is Tom E. Dixson, the Company's landlord, through notes payable conversions and purchases of stock has accumulated two million shares of the Company's common stock. This represents 7.9% of the Company's outstanding common stock at December 31, 2004. The facility lease agreement is a non-cancelable operating lease and extends into 2012. Mr. Dixson has also been granted an option on 400,000 shares of common stock at $.25 per share. None of these options have been exercised. The rent lease provides that property taxes, insurance, and maintenance expenses are the responsibility of the Company.

The Board of Directors of Global has adopted a 2003-2004 Stock Option Plan. The Board of Directors administers the Plan unless a committee is appointed by the Board (the "Committee") to administer the Plan. The Plan authorizes the Board/Committee to grant options to certain qualifying key employees. Within certain limitations, both the selection of recipients and the number of option shares to be allocated to each recipient is within the discretion of the Board/Committee, but the aggregate number of option shares granted under the Plan cannot exceed Five Million Shares (5,000,000). 2,534,150 incentive stock options were granted during the year ended December 31, 2004, including 1,000,000 to Everett Hale and 1,000,000 to Lorin Dyrr.

The Stock Option Plan includes incentives for certain key employees and independent contractors who make significant contributions to Global's growth and development. To date the Board of Directors has authorized 2,000,000 shares for such purposes. The Board of Directors is authorized to grant options to certain qualifying key employees. The selection of recipients, the exercise price and the number of option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors. 919,500 non-statutory stock options were granted during the year ended December 31, 2004.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements. When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public

Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of the date of this prospectus, there were 57 record holders of our common stock.


There are 25,105,206 outstanding shares of our common stock which can be sold pursuant to Rule 144. There are also 3,453,650 options outstanding to purchase shares of our common stock. There are not outstanding warrants or outstanding securities convertible into our common stock.


There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors in accordance with California law.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us has been passed upon by Kennan E. Kaeder, Attorney at Law, 110 West C Street, Suite 1300, San Diego, California.


On January 26, 2005 Global was sued in San Diego County Superior Court by Solutions Consulting Group, Inc. for delcaratory and injunctive relief arising out of a consulting contract for implementing accounting software and programming needs for an order entry system. Global believes the contract was breached and had thereon declined to make the balance of payments due. The total amount in dispute is approximately $45,000. The dispute was settled out-of-court for $35,000.


EXPERTS


Our consolidated financial statements which appear in this prospectus and in the registration statement have been audited by Weinberg & Company, P.A. with respect to the balance sheets at December 31, 2004 and 2003, and the statements of operations and cash flows for the years ended December 31, 2004 and 2003, and are included in reliance upon the report of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

                                    CONTENTS




PAGE                1      REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGES             2 - 3    CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

PAGE                4      CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

PAGE                5      CONSOLIDATED  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIENCY) FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003

PAGES             6 - 7    CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

PAGES            8 - 20    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2004 AND 2003



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Global Health Trax Inc.:

We have audited the accompanying consolidated balance sheets of Global Health Trax Inc. and subsidiaries (the "Company"), as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Health Trax, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of $1,965,521 and a negative cash flow from operations of $334,943 for the year ended December 31, 2004, and had a working capital deficiency of $786,463 at December 31, 2004. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEINBERG & COMPANY, P.A.


Boca Raton, Florida
March 4, 2005

                    GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        As of December 31, 2004 and 2003

                                     ASSETS
                                                                                 2004                2003
                                                                            ----------------    ---------------
                                                                            ----------------    ---------------
CURRENT ASSETS
Cash                                                                                      $                  $
                                                                                        600                600
Inventory                                                                           879,154            633,034
Deposit held by credit card processor                                               151,406            122,415
Accounts receivable, net                                                             29,174             24,977
Prepaid expenses                                                                     35,803             87,097
Advances to employees                                                                18,249              1,714
                                                                            ----------------    ---------------
       Total current assets                                                       1,114,386            869,837
                                                                            ----------------    ---------------

Property and equipment, net
                                                                                  1,065,348            881,790
                                                                            ----------------    ---------------


Intangible assets, net                                                              291,042            309,805
                                                                            ----------------    ---------------

OTHER ASSETS
       Deposits                                                                      50,839             63,030
       Interest receivable                                                            7,812              1,562
       Other receivable, related parties                                                  -             33,782
                                                                            ----------------    ---------------
           Total other assets                                                        58,651             98,374
                                                                            ----------------    ---------------

Total assets                                                                     $2,529,427         $2,159,806
                                                                            ================    ===============

The accompanying notes are an integral part of these financial statements.

                    GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (continued)
                        As of December 31, 2004 and 2003
                       LIABILITIES & STOCKHOLDERS' EQUITY

          CURRENT LIABILITIES:
          Cash overdraft                                                                $      70,793               $
                                                                                                               52,943
          Accounts payable                                                                    779,814               642,501
          Accrued commissions                                                                 375,720               244,462
          Accrued expenses                                                                    168,997                63,864
          Current portion of notes payable                                                    155,437                     -
          Current portion of notes payable, related parties                                   100,000                     -
          Current portion of capital lease obligations                                         55,447                42,202
          Deferred membership fees                                                            194,641               105,436
                                                                                     -----------------    ------------------
                Total current liabilities                                                   1,900,849             1,151,408
                                                                                                       1,270,848
                                                                                     -----------------    ------------------

          LONG-TERM LIABILITIES:
          Notes payable, net of current portion                                               364,500               263,970
          Notes payable, related parties, net of current portion                              145,000                     -
          Capital lease obligations, net of current portion                                   107,616                91,401
          Other payable                                                                         8,255                 2,700
                                                                                     -----------------    ------------------
                Total long-term liabilities                                                   625,371               358,071
                                                                                     -----------------    ------------------

                    Total liabilities                                                       2,526,220             1,509,479
                                                                                     -----------------    ------------------

                Commitments and contingencies                                                       -                     -

          STOCKHOLDERS' EQUITY
          Preferred stock, authorized 10,000,000 shares, no par value, no shares
          issued and outstanding                                                                    -                     -
          Common stock, authorized 100,000,000 shares, no par value; 25,105,206
          and 24,149,308 shares issued and outstanding                                      1,987,993             1,560,193
          Stock subscription receivable                                                     (187,500)             (125,000)
          Additional paid-in capital                                                        1,342,883                75,000
          Deferred stock based compensation                                                 (384,016)              (69,234)
          Accumulated deficit                                                             (2,756,153)             (790,632)
                                                                                     -----------------    ------------------
                Total stockholders' equity                                                      3,207               650,327
                                                                                     -----------------    ------------------

          Total liabilities and stockholders' equity                                      $ 2,529,427        $    2,159,806
                                                                                     =================    ==================

The accompanying notes are an integral part of these financial statements.

                    GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For The Years Ended December 31, 2004 and 2003

                                                                                      2004                 2003
                                                                                -----------------    -----------------
              Sales, net                                                            $ 11,041,215          $ 8,221,996

              Cost of sales                                                            7,015,596            4,986,793
                                                                                -----------------    -----------------

              Gross profit                                                             4,025,619            3,235,203
                                                                                -----------------    -----------------

              Operating expenses
                     Selling, general and administrative                               4,564,306            3,114,001
                     Stock-based compensation and expense                                953,101                5,766
                     Depreciation and amortization                                       399,067              278,285
                                                                                -----------------    -----------------

                         Total operating expenses                                      5,916,474            3,398,052
                                                                                -----------------    -----------------

              Loss from operations                                                   (1,890,855)            (162,849)
                                                                                -----------------    -----------------

              Other income (expense)
                     Interest expense                                                   (74,666)             (91,085)
                     Gain on extinguishment of debt                                            -               20,703
                                                                                -----------------    -----------------
                         Total other income (expense)                                   (74,666)             (70,382)

                                                                                -----------------    -----------------

              Net loss                                                             $ (1,965,521)      $     (233,231)
                                                                                =================    =================

              Loss per common share: Basic and diluted                                 $  (0.08)            $  (0.01)
                                                                                =================    =================

              Weighted average common shares outstanding:
                     Basic and diluted                                                25,105,206           21,267,956
                                                                                =================    =================

The accompanying notes are an integral part of these financial statements.

                    GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF CHANGES
                      IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                 For The Years Ended December 31, 2004 and 2003




                                                           Stock         Additional         Deferred
                                Common Stock            Subscription       Paid In        Stock Based      Accumulated
                            Number         Amount       Receivable         Capital        Compensation       Deficit           Total
                          -----------    ----------     ------------    --------------    -------------    -------------    -------

Balance, January 1,
2003                      20,000,000  $     23,000   $            -  $              -  $             -  $     (557,401)  $ (534,401)

     Net proceeds
     from issuance
     of stock              1,202,874       531,000                -                 -                -                -     531,000

     Stock issued on
     conversion of
     notes payable         2,046,434       921,230                -                 -                -                -     921,230

     Stock issued
     for note
     receivable            1,000,000       125,000        (125,000)            75,000         (75,000)                -           -

     Amortization of
     deferred
     compensation                  -             -                -                 -            5,766                -       5,766

     Cancellation of
     stock                 (100,000)      (40,037)                -                 -                -                -     (40,037)

     Net loss                      -             -                -                 -                -        (233,231)    (233,231)
                          -----------    ----------     ------------    --------------    -------------    -------------    -------
                          -----------    ----------     ------------    --------------    -------------    -------------    -------
Balance, December
31, 2003                  24,149,308     1,560,193        (125,000)            75,000         (69,234)        (790,632)     650,327

     Net proceeds
     from issuance
     of stock                455,898       365,300                -                 -                -                -     365,300

     Stock issued
     for note
     receivable              500,000        62,500         (62,500)           387,500        (387,500)                -           -

     Fair value of
     stock options
     issued to
     non-employees                 -             -                -           355,260                -                -     355,260

     Intrinsic value
     of stock
     options issued
     to employees                  -             -                -           525,123        (525,123)                -           -

     Amortization of
     deferred
     compensation                  -             -                -                 -          597,841                -     597,841

     Net loss                      -             -                -                 -                -      (1,965,521)  (1,965,521)

                          -----------    ----------     ------------    --------------    -------------    -------------    -------
                          -----------    ----------     ------------    --------------    -------------    -------------    -------
Balance, December
31, 2004                  25,105,206  $  1,987,993   $    (187,500)  $      1,342,883  $     (384,016)  $   (2,756,153)  $    3,207
                          ===========    ==========     ============    ==============    =============    =============    =======

The accompanying notes are an integral part of these financial statements.

                  GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For The Years Ended December 31, 2004 and 2003

                                                                                           2004                 2003
                                                                                     ------------------   ------------------
       Cash flows from operating activities
               Net loss for the year                                                     $ (1,965,521)         $  (233,231)
               Adjustments to reconcile net loss for the year to net cash
                   (used in) provided by operating activities
                   Depreciation and amortization                                               399,067              278,285
                   Stock-based compensation and expense                                        953,101                5,766
                   Loss on disposal of property and equipment                                   46,640
                                                                                                                          -
                   Gain on extinguishment of debt                                                                  (20,703)
                                                                                                     -
                   Changes in operating assets and liabilities:
                   Inventory                                                                 (246,120)            (333,424)
                   Deposit held by credit card processor                                      (28,991)              (8,298)
                   Accounts receivable                                                         (4,197)                8,891
                   Prepaid expenses                                                             51,294               10,525
                   Income tax receivable                                                                             27,582
                                                                                                     -
                   Advances to employees                                                      (16,535)                (566)
                   Deposits                                                                     12,191             (15,398)
                   Interest receivable                                                         (6,250)              (1,562)
                   Accounts payable                                                            137,313              245,797
                   Accrued expenses                                                            107,047               46,158
                   Accrued commissions                                                         131,258               35,946
                   Deferred membership fees                                                     89,205               41,489
                   Other payable                                                                 5,555                2,700
                                                                                     ------------------   ------------------
                         Net cash (used in) provided by operating activities                 (334,943)               89,957
                                                                                     ------------------   ------------------

       Cash flows from investing activities
              Purchase of property and equipment                                             (400,200)            (611,227)
              Decrease (increase) in other receivable, related parties                          33,782             (41,845)
              Purchase of intangible assets                                                  (138,815)            (173,642)
                                                                                     ------------------   ------------------
                   Net cash used in investing activities                                     (505,233)            (826,714)
                                                                                     ------------------   ------------------

       Cash flows from financing activities
              Increase (decrease) in cash overdraft                                             17,850            (107,415)
              Proceeds from notes payable                                                      256,000              400,291
              Proceeds from notes payable, related parties                                     245,000                    -
              Principal payments on notes payable                                              (1,500)             (21,670)
              Principal payments on capital leases obligations                                (42,474)             (65,449)
              Net proceeds from issuance of stock                                              365,300              531,000
                                                                                     ------------------   ------------------
                   Net cash provided by financing activities                                   840,176              736,757
                                                                                     ------------------   ------------------

The accompanying notes are an integral part of these financial statements.

                    GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                 For The Years Ended December 31, 2004 and 2003

                                                                                             2004               2003
       Increase in cash and cash equivalents during the year

                                                                                                     -                    -

              Cash and cash equivalents, beginning of year                                         600                  600

                                                                                        ---------------   ------------------
              Cash and cash equivalents, end of year                                      $        600         $        600
                                                                                        ===============   ==================

       Supplemental disclosure of cash flow information: Cash paid for:
                   Interest                                                                   $ 74,655             $ 91,085
                                                                                        ===============   ==================

                   Income taxes                                                                $   800              $   800
                                                                                        ===============   ==================

       Non-cash investing and financing activities:
              Issuance of stock options                                                      $ 880,383             $   -
              Intrinsic value of stock issued to officer                                       387,500               75,000
              Stock issued for conversion of notes payable                                           -              921,230
              Stock issued to officer for note receivable                                       62,500              125,000
              Stock cancelled for other receivable, related party                                                    40,037
                                                                                                     -
              Acquisition of equipment through capital lease obligations                        77,988              180,161
              Acquisition of equipment through notes payable                                                         25,000
                                                                                                     -
              Acquisition of services through notes payable                                                          10,000
                                                                                                     -
              Increase in intangible asset and decrease in prepaid expenses                                          85,000
                                                                                                     -
              Interest payable added to principal amount of convertible notes payable            1,467               17,947

The accompanying notes are an integral part of these financial statements.

GLOBAL HEALTH TRAX INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Global Health Trax Inc. and subsidiaries (the Company) is a Nevada corporation organized in 1997 and incorporated in 1999. The Company is engaged in the development, manufacture, marketing and distribution of its own nutrition and other wellness products through retail and wholesale home-based independent business owners (members) and other direct sales venues. The Company is an international neutraceutical manufacturing and wholesale distributor of proprietary health and wellness products, some of which are patented by the Company.

The Company incurred a net loss of $1,965,521 and negative cash flows from operations of $334,943 for the year ended December 31, 2004 and had a working capital deficiency of $786,463 at December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon it achieving profitability and generating sufficient cash flows to meet its obligations as they come due. Management believes that its plan to diversify and to control its overhead will enable it to achieve profitability. Management is also pursuing additional capital financing. We have raised capital to meet our working capital needs in the past and are in the process of filing a Form SB-2 with the Securities and Exchange Commission in an Initial Public Offering. However, if we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity, and financial condition. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of consolidation

The consolidated financial statements include the accounts and operations of Global Health Trax Inc., it's wholly owned subsidiary in Canada, GHT Canada, and Health Specialties, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates


The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Accounts receivable

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the nature of the Company's receivables.

Inventory

Inventory is stated at the lower of cost or market using the first-in, first-out method.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for additions, renewals, and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the asset's useful life. Assets are depreciated over the following estimated useful lives:

                         Computer and equipment                3  to    7  years
                         Furniture and fixtures                3  to    7  years
                         Vehicles                              3  to    5  years
                         Leasehold Improvements                7  to  10  years


Intangible assets

Intangible assets with finite lives are amortized over their estimated useful lives, which are three years for software development costs and website development costs, generally three years for patents and formulas, and five years for good manufacturing practices. In addition to amortization, intangible assets are tested at least annually for impairment.

Impairment of long-lived assets

Property and equipment and other long-lived assets, including amortizable intangible assets, are evaluated for impairment whenever events or conditions indicate that the carrying value of an asset may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment. There were no impairment losses recorded in 2004 or 2003.

Revenue recognition and deferred revenue

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at shipment. Shipping and handling fees are included in sales. Payments received for unshipped products are deferred until shipment and are included in accounts payable.

The Company collects an annual membership fee from new members and an annual renewal fee from existing members that are recognized on a straight-line basis over a twelve-month period. Annual renewal fees totaled $405,696 and $217,682 for the years ended December 31, 2004 and 2003, respectively, and are included in sales in the accompanying consolidated statement of operations. Annual renewal fees the Company has received but which have not been recognized in revenue are recorded as deferred membership fees.

Shipping and handling fees

Shipping and handling costs billed to customers are included in sales and the related costs are included in cost of goods sold. Shipping and handling costs are charged to expense as incurred. Total shipping and handling costs of $586,615 and $402,160 are included in cost of goods sold for the years ended December 31, 2004 and 2003, respectively.

Product returns

Product returned within the first 60 days of purchase will be refunded at 100 percent of the sales price to first-time purchasers. This 60 day return policy is offered to members only on their first order of any given product offered by the Company. Returned product that was damaged during shipment to the customer is 100 percent refundable. Product returns are tracked for a potential reserve founded on historical experience.

Member incentives

The Company's commission structure is based on a multi-level membership force. Commissions are recorded for sales, including commissions based on bonus points assigned to products which are independent of the product's price. Commissions totaled $3,424,333 and $2,485,571 for the years ended December 31, 2004 and 2003, respectively, and are included in cost of sales in the accompanying consolidated statements of operations

Concentration of suppliers

The Company purchased products from two vendors which accounted for 57% and 16%, respectively, of product purchases in 2004, and 38% and 13%, respectively, of product purchases in 2003. Any interruption in the Company's supply sources could impact the Company's ability to meet customer demand and in turn adversely affect future operating results.

Stock - based expense

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosures" as well as those outlined in SFAS No. 123, "Accounting for Stock-Based Compensation". As permitted by SFAS 148 and SFAS 123, the Company continues to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock issued to Employees" and related interpretations in accounting for the Company's stock option plan. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant, over the amount an employee must pay to acquire the stock. Stock based awards for non-employees are accounted for at fair value equal to the excess of the estimated fair value of the Company's stock over the option price using an estimated interest rate to calculate the fair value of the option.


Had compensation cost for all stock option grants been determined based on their fair value at the grant dates, consistent with the method prescribed by SFAS 148 and SFAS 123, our net loss and loss per share would have been adjusted to the pro forma amounts indicated below:


Year ended December 31:
                                                                                 2004                 2003
                                                                                 ----                 ----
Net loss                                                                        $(1,965,521)          $ (233,231)
Add: Stock-based expense included in net loss                                        953,101                    -
Deduct: Fair value based stock-based expense                                     (1,042,253)                    -
                                                                           ------------------   ------------------
                                                                           ------------------   ------------------
Pro forma net loss                                                              $(2,054,673)          $ (233,231)
                                                                           ==================   ==================
                                                                           ==================   ==================

Basic and diluted earnings per share:
As reported                                                                                $           $   (0.01)
                                                                                      (0.08)
Pro forma under SFAS No. 123                                                      $   (0.08)           $   (0.01)


Earnings (loss) per share and stock split

Basic earnings (loss) per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. As of December 31, 2004, the Company had granted stock options for 3,453,650 shares of common stock that are potentially dilutive common shares but are not included in the computation of loss per share because their effect would be anti-dilutive. As of December 31, 2003, the Company had no potentially dilutive securities.

Comprehensive income (loss)

The Company has no items of other comprehensive income (loss) for the years ended December 31, 2004 and 2003.

Income taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

Research and development

Research and development costs are charged to expense as incurred. Research and development costs are included in selling, general, and administrative expenses on the accompanying consolidated statements of operations and totaled $47,743 and $17,152 for the years ended December 31, 2004 and 2003, respectively.

Advertising

Advertising costs are charged to expense as incurred. Advertising costs are included in selling, general, and administrative expenses on the accompanying consolidated statements of operations and totaled $181,986 and $78,181 for the years ended December 31, 2004 and 2003, respectively.

 Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, payables, cash overdrafts, accrued liabilities, and related party notes payable approximate fair values due to the short-term maturity of the instruments. The carrying value of long-term obligations approximates the fair value based on the effective interest rates compared to current market rates.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements


In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs". This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS No. 151 is not expected to have a material impact on our financial condition, results of operations, or cash flows.


In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R), which revises SFAS No. 123. SFAS 123R also supersedes APB No. 25 and amends SFAS No. 95, "Statement of Cash Flows". In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period. SFAS 123R must be adopted no later than July 1, 2005. Early adoption is permitted.

The Company is currently evaluating the timing and manner in which it will adopt SFAS 123R. As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method. Accordingly, adoption of SFAS 123R's fair value method will have an effect on results of operations, although it will have no impact on overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had SFAS 123R been adopted in prior periods, the effect would have approximated the SFAS 123 pro forma net loss and loss per share disclosures as shown above. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required, thereby reducing net operating cash flows and increasing net financing cash flows in periods after adoption.

NOTE 2 - INVENTORY

Inventory consists of the following as of December 31:

                                                      2004              2003
                                                  --------------    --------------
                                                  --------------    --------------
                  Raw materials                $        200,742  $         64,510
                  Work in progress                        3,964            32,866
                  Finished goods                        674,448           535,658
                                                  --------------    --------------
                                                  --------------    --------------
                                               $        879,154  $        633,034
                                                  ==============    ==============


NOTE 3 - PROPERTY AND EQUIPMENT



Property and equipment consists of the following as of December 31:

                         Property and equipment                            2004                 2003
       -----------------------------------------------------------    ---------------     ------------------
       -----------------------------------------------------------    ---------------     ------------------
       Computer                                                    $         638,191   $            391,143
       Equipment                                                             555,495                389,453
       Furniture and fixtures                                                 82,683                 69,463
       Vehicles                                                                -                     70,441
       Leasehold improvements                                                398,229                346,351
                                                                      ---------------     ------------------
                                                                      ---------------     ------------------
            Total                                                        $ 1,674,598
                      Accumulated depreciation and amortization            (609,250)              (385,061)
                                                                      ---------------     ------------------
                                                                      ---------------     ------------------
                                 Property and equipment, net             $ 1,065,348              $ 881,790
                                                                      ===============     ==================

Depreciation expense for the years ended December 31, 2004 and 2003 was $243,063 and $137,278, respectively.

Included in equipment is $304,299 and $168,042 of equipment under capital leases at December 31, 2004 and 2003, respectively. Included in accumulated depreciation and amortization is accumulated amortization of assets under capital leases of $37,682 and $17,988 at December 31, 2004 and 2003, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31, 2004 and 2003:


                            Intangible Assets                              2004               2003

         ---------------------------------------------------------     --------------    ----------------
         ---------------------------------------------------------     --------------    ----------------
         Software development                                      $         173,767  $          110,186
         Patents and formulas                                                159,139             159,139
         Website development                                                 210,041             139,557
         Good manufacturing practices                                         85,000              85,000
         Training system development                                               -              40,000
                                                                       --------------    ----------------
                                                                       --------------    ----------------
              Total                                                          627,947
                        Accumulated amortization                           (336,905)           (224,077)
                                                                       --------------    ----------------
                                                                       --------------    ----------------
                                     Intangible assets, net        $         291,042  $          309,805
                                                                       ==============    ================

Amortization expense of $156,005 and $141,007 for the years ending December 31, 2004 and 2003, respectively, is included in the accompanying consolidated statements of operations.

         Estimated amortization expense for the years ended:
         December 31, 2005                                                 $  165,000
         December 31, 2006                                                     65,000
         December 31, 2007                                                     19,000
         December 31, 2008                                                     17,000
         December 31, 2009                                                      2,300


NOTE 5 - NOTES PAYABLE

Notes payable

                                                                                  2004               2003
                                                                                  ----               ----
                                                                             ---------------- -- --------------
Notes payable to one investor,  unsecured,  interest payable monthly at 10%
per annum, due December 31, 2007.                                                  354,500             250,000

Notes payables to various  investors,  unsecured,  interest accruing at 10%
per annum, payable at various maturities through December 31, 2005.                100,437              13,970

Notes  payable,  unsecured,  interest  payable  monthly  at 10% per  annum,
payable at various maturities through December 31, 2006                             45,000                   -

Note  payable,  secured by pledge of stock,  interest  accruing  at 10% per
annum, due August 9, 2005.                                                          20,000                   -
                                                                             ----------------    --------------
                                                                                   519,937             263,970
     Less:  current portion                                                       (155,437)                  -
                                                                             ----------------    --------------
                                                                                 $ 364,500           $ 263,970
                                                                             ================    ==============


            Approximate principal repayments are as follows:
            --------------------------------------------------------------- ---------------
            --------------------------------------------------------------- ---------------
                                         2005                               $     155,437
                                         2006                                      10,000
                                         2007                                     354,500
                                                                            ---------------
                                                                            $      519,937
                                                                            ===============


Notes payable-related parties

                                                                                  2004               2003
                                                                             ---------------- -- --------------
Notes payable to officer and director, unsecured, interest at 15% per annum, payable in monthly installments of $1,250, with all unpaid interest and principal due January 15, 2005, and subsequently modified to a month
to month basis.                                                                 $  100,000       $
                                                                                                             -

Note payable to officer and director,  unsecured,  interest payable monthly
at 10% per annum, due December 31, 2006.                                            45,000

Notes payable to officer and director, unsecured, interest payable monthly at rates ranging from 10% 15% per annum, due December 31, 2007.
                                                                                   100,000
                                                                             ----------------    --------------
                                                                                   245,000                   -
     Less:  current portion                                                       (100,000)                  -
                                                                             ----------------    --------------
                                                                                 $ 145,000          $
                                                                                                             -
                                                                             ================    ==============


            Approximate principal repayments are as follows:
            --------------------------------------------------------------- ---------------
            --------------------------------------------------------------- ---------------
                                         2005                               $     100,000
                                         2006                                      45,000
                                         2007                                     100,000
                                                                            ---------------
                                                                            $      245,000
                                                                            ===============

NOTE 6 - CAPITAL LEASE OBLIGATIONS

The Company leases certain equipment under capital leases with monthly payments ranging from $545 to $1,823 per month, including interest at rates ranging from 12% to 15.6% per annum. At December 31, 2004, monthly payments under these leases aggregated $6,317.

Future minimum annual rental payments for capitalized leases are as follows:

                                 Years ending December 31,                                        Amount
      ---------------------------------------------------------------------------------    ---------------------
      ---------------------------------------------------------------------------------    ---------------------
                                            2005                                                       $ 76,101
                                            2006                                                         45,567
                                            2007                                                         42,780
                                            2008                                                         25,420
                                            2009                                                         19,341
                                                                                           ---------------------
                                                                                                        209,209
      Amount representing interest                                                                     (46,146)
                                                                                           ---------------------
                                                                                           ---------------------
      Present value of minimum lease payments                                                           163,063
      Less: Current portion                                                                            (55,447)
                                                                                           ---------------------
                                                                                           ---------------------
                                                                                                      $ 107,616
                                                                                           =====================

(See Note 11 for operating lease disclosures).

NOTE 7 - INCOME TAXES

There is no income tax provision due to continuing tax losses.
Significant components of the Company's deferred income tax assets at December 31, 2004 and 2003 are as follows:

                                                                      2004                    2003
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Deferred income tax asset:
                    Net operating loss carry forward            $        530,000        $        219,000
                    Valuation allowance                               ( 530,000 )             ( 219,000 )
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Net deferred income tax asset                    $          -            $          -
                                                               ====================    ====================

Reconciliation of the effective income tax rate to the U. S. statutory rate is as follows:

                                                                         2004                  2003
                                                                    ---------------       ---------------
                                                                    ---------------       ---------------
               Tax expense at the U.S. statutory
                    income tax rate                                         (34.0)  %             (34.0)  %
               Increase in the valuation allowance                           34.0                  34.0
                                                                    ---------------       ---------------
                                                                    ---------------       ---------------
               Effective income tax rate                                       -    %               -     %
                                                                    ===============       ===============

Deferred taxes are recorded to give recognition to temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that we have taken a tax deduction for, but have not yet recorded in the Consolidated Statement of Operations.

Net operating loss carryforwards totaling approximately $1,558,000 federal and $366,000 state amounts at December 31, 2004 are being carried forward. The net operating loss carryforwards expire at various dates through 2025 for federal purposes and 2015 for state purposes.

A full valuation allowance has been established due to the lack of earnings as support for recognition of the deferred tax assets recorded.

NOTE 8 - STOCKHOLDERS' EQUITY

During 2003, $40,037 was advanced to the Company's Co-founder, Director and former Executive Vice President (the Executive Vice President). In June 2003, the Company offset the advance in considerations of 100,000 shares of the Company's stock received from the Executive Vice President. The transaction was recorded as the cancellation of stock.

During 2003, the Company issued 1,202,874 shares of its stock at a price of $0.45 per share for consideration of $531,000 (net of commissions) pursuant to a limited private placement.

On October 1, 2003, the Company issued 1,000,000 shares of its stock to its Director and Vice President of Training for a note receivable of $125,000 in consideration of future services to be rendered. The note receivable bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $75,000 of deferred compensation and additional paid-in capital in the accompanying financial statements due to the difference in the per share price and fair market value of the stock at date of issuance. For the years ended December 31, 2004 and 2003, amortization of the deferred compensation related to the stock issued to the Vice President of Training totaled $23,064 and $5,766, respectively (See Note 13).

During 2003, notes payable of $921,230, including accrued interest, were converted into 2,046,434 shares of common stock.

Effective June 30, 2003 the Board of Directors initiated a four for one reverse split of the common stock. It also increased the authorized number of common stock shares from 50,000,000 to 100,000,000 and authorized the issuance of 10,000,000 shares of preferred stock. On November 15, 2003, the Stockholders voted to initiate a two for one forward common stock split. All share and per share amounts included herein have been restated to reflect the effects of the split as if had occurred at the beginning of the period.

During the year ended December 31, 2004, the Company issued 455,898 shares of its stock for $365,300 in cash pursuant to a limited private placement ranging in price of $0.45 and $0.90 per share.

On June 28, 2004, the Company issued 500,000 shares of its stock to its Chief Financial Officer for a note receivable of $62,500 in consideration of future services to be rendered. The note receivable bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $387,500 of deferred compensation and additional paid-in capital in the accompanying financial statements due to the difference in the per share price and fair market value of the stock at date of issuance. For the year ended December 31, 2004, amortization of deferred compensation related to stock issued to the Chief Financial Officer totaled $77,460 (See Note 13).

NOTE 9 -  STOCK-BASED COMPENSATION

In 2003, the Company adopted a stock option plan, the 2003-2004 Stock Option Plan (the Plan), that provides for the granting of incentive stock options or nonstatutory stock options, as defined.

The Plan authorizes the Board of Directors or a committee appointed by the Board of Directors to grant incentive stock options to certain qualifying key employees. The aggregate number of shares of common stock that may be optioned and sold under incentive stock options is 3 million shares. Optionees have the right to exercise the incentive stock options no sooner than the second anniversary date of hire by the Company, or, if the optionee has been an employee of the Company for over two years, then no sooner than one year from the date of grant. All incentive stock options granted expire 36 months from the date of grant. 2,534,150 of incentive stock options were granted in the twelve months ended December 31, 2004, including 2,075,300 incentive stock options granted to executives of the Company.


The Plan also authorizes the Board of Directors to grant nonstatutory stock options to employees and consultants who make significant contributions to the Company's growth and development. The aggregate number of shares of common stock that may be optioned and sold under nonstatutory stock options is 2 million shares. Optionees have the right to exercise no more than one half of the total nonstatutory stock options granted no sooner than the first anniversary date of the grant. Optionees have the right to exercise the remaining nonstatutory stock options granted no sooner than the second anniversary date of the grant. All nonstatutory options granted herein shall expire 36 months from the date of this grant. The selection of recipients, the exercise price and the number of nonstatutory option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors. 919,500 of nonstatutory stock options were granted in the twelve months ended December 31, 2004, including 400,000 nonstatutory options granted to the Company's landlord (a 7.9% shareholder of the Company) and 125,000 nonstatutory options granted to relatives of executives of the Company.

For the year ended December 31, 2004, in accordance with APB No. 25, the intrinsic value of the 2,534,150 stock options granted under this plan was $525,193 and was recorded as deferred compensation and additional paid-in capital in the accompanying financial statements (and is being amortized over the vesting periods of the options.) Amortization of the deferred compensation related to these stock options totaled $497,315 and is recorded as stock based compensation expense on the accompanying consolidated statements of operations for the year ended December 31, 2004.

For the year ended December 31, 2004, in accordance with SFAS No. 123, the fair value of the 919,500 stock options granted to nonemployees for services rendered was $355,260 and was recorded as stock based expense on the accompanying consolidated statements of operations for the year ended December 31, 2004. The fair value for options granted to nonemployees have been estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions: Expected option lives 3 years; Risk-free interest rate 5%; Dividend yield of zero.

At December 31, 2004, options outstanding were as follows:

                                                              Options               Exercise Price
           --------------------------------------------     -------------          -----------------
           --------------------------------------------     -------------          -----------------
           Outstanding at January 1, 2004               $              -        $                 -
           Granted                                             3,453,650                       0.25
           Exercised                                                   -                          -
           Expired                                                     -                          -
                                                            -------------          -----------------
                                                            -------------          -----------------
           Outstanding at December 31, 2004             $      3,453,650        $              0.25
                                                            =============          =================

Additional information regarding options outstanding as of December 31, 2004 is as follows:

                     Options outstanding Options exercisable
 Exercise price        Number         Weighted average         Weighted      Number exercisable  Weighted average
                    outstanding    remaining contractual       average                            exercise price
                                        life (years)        exercise price
------------------ --------------- ----------------------- ----------------- ------------------- ------------------
------------------ --------------- ----------------------- ----------------- ------------------- ------------------

      $0.25          3,453,650              1.0                 $0.25                -                   -





NOTE 10 - EMPLOYEE BENEFIT PLAN


The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code. This plan covers employees who are at least 18 years of age and have been employed by the Company longer than three months. The Company is not obligated to make matching contributions. The Company may make a discretionary contribution based on earnings. The Company's discretionary contributions vest at 25 percent per year beginning with the first year. Contributions made by the Company to the plan in the United States for the years ended 2004, and 2003 were $13,105, and $10,135 respectively.

NOTE 11 - GAIN ON EXTINGUISHMENT OF DEBT

For the year ended December 31, 2003, $20,703 in debt was eliminated. The debt extinguishment was the result of arbitration for a dispute resolution with a vendor who had supplied the Company with unacceptable product during the years 2002 and 2003.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

Operating leases

The Company's operations are currently conducted at a leased facility under a non-cancelable operating lease that expires in 2012. The lease provides that property taxes, insurance, and maintenance expenses are the responsibility of the Company. The Company also rents equipment under operating leases extending through 2008. At December 31, 2004, future minimum annual rental payments for all operating leases are as follows:

                                  Year ending December 31,
      ---------------------------------------------------------------------------------    ---------------------
      ---------------------------------------------------------------------------------    ---------------------
                                            2005                                                      $ 499,451
                                            2006                                                        455,964
                                            2007                                                        446,320
                                            2008                                                        393,277
                                            2009                                                        390,352
                                        Later years                                                   1,073,468
                                                                                           ---------------------
      Total minimum lease payments                                                                  $ 3,258,832
                                                                                           =====================

The facility rent expense for the years ended December 31, 2004 and 2003 was $323,824 and $308,238, respectively. Equipment rental expense for the years ended December 31, 2004 and 2003 were $112,459 and $110,541, respectively

Contingencies

The Company was named as a defendant in a products liability lawsuit, Gil v. Global Health Trax, Inc., filed in the Superior Court of the State of Arizona on June 18, 2002. The case went to trial on April 4, 2004. The Company's insurance carrier is providing the defense. On April 12, 2004, the Company obtained a favorable court decision in Gil v. Global Health Trax, Inc. In the opinion of management, it is not anticipated that the plaintiffs will appeal.

On January 26, 2005 the Company was sued in San Diego County Superior Court by Solutions Consulting Group, Inc. for declaratory and injunctive relief arising out of a consulting contract for implementing accounting software and programming needs for an order entry system. The Company believes the contract was breached and had thereon declined to make the balance of payments due. The total amount in dispute is approximately $45,000. The dispute was settled out-of-court for $35,000, which is included in accounts payable in the accompanying financial statements at December 31, 2004.

Agreements

The Company has two strategic agreements with vendors at the present; Paradigm World Marketing (Paradigm) and Snowden Co., Ltd. (Snowden), both of which are headquartered in Japan. Paradigm is being contracted to assist the Company in entering the Japanese market with its product line. They are contracted to use their best efforts to solicit and promote the sale of the Company's products to customers in Japan including product registration, corporate office representation, initiation of promotional and recruiting programs to attract business leaders, maintain a call center, process interim banking needs, and develop and translate collateral material for use in Japan. The contract calls for $29,700 in one-time fees for office setup, $10,000 in monthly fees for office maintenance, $10,000 per product registration and a graduated commission structure based on gross sales payable within ten days of each succeeding month's end. The agreement contains performance clauses for one and two years.

Snowden is the supplier of one of the Company's primary products. The agreement with Snowden extends through June 30, 2005. The price is established for this period and provides for exclusivity to the Company to sell its product in the United States of America, Canada, Mexico, Australia and New Zealand during the term of the agreement. Under the current agreement, the Company has agreed to purchase 900,000 individual units per month through the agreement. As of December 31, 2004, the Company has purchased half of the agreed upon amount under contract. The agreement is renewable so long as the minimum purchase amount is maintained. The Company expects to purchase the required minimum.

NOTE 13 - RELATED PARTY TRANSACTIONS

The Company's Co-founder, Chairman of the Board, Chief Executive Officer and President (the President) is the sole beneficial owner and single largest shareholder of the Company owning 39.8% of the Company's issued and outstanding shares as of December 31, 2004 and 41.4% as of December 31, 2003.

The Executive Vice President is the sole beneficial owner and second largest shareholder of the Company, owning 39.4% of the Company's issued and outstanding shares as of December 31, 2004 and 40.9% as of December 31, 2003. In 2003, the Company advanced $40,037 to the Executive Vice President (See Note 8). Effective October 26, 2004, the Executive Vice President resigned as a director of the Company and from the executive offices held at the Company and HSI. Following the Executive Vice President resignation in 2004, vehicles under capital leases with capitalized costs of $71,441 and accumulated amortization of $19,329, and the related lease obligations of $6,056, were transferred to the Executive Vice President resulting in a loss of $46,056.

The President and Executive Vice President are related to individuals who loaned the Company $150,000 and $5,042, respectively, plus accrued interest, that was converted into stock of the Company in 2003. (See Note 8).

The Vice President of Training received directly or through his wholly owned corporation, $187,200 and $140,018 in 2004 and 2003, respectively, for services rendered to the company. On October 1, 2003, the Company issued 1,000,000 shares of its stock to its Director and Vice President of Training for a note receivable of $125,000 in consideration of future services to be rendered. The note receivable bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $75,000 of deferred compensation and additional paid-in capital in the accompanying financial statements due to the difference in the per share price and fair market value of the stock at date of issuance. For the years ended

December 31, 2004 and 2003, amortization of the deferred compensation related to stock issued in 2003 to the Vice President of Training totaled $23,064 and $5,766, respectively.

On June 28, 2004, the Company issued 500,000 shares of its stock to its Chief Financial Officer for a note receivable of $62,500 in consideration of future services to be rendered. The note receivable bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $387,500 of deferred compensation and additional paid-in capital in the accompanying financial statements due to the difference in the per share price and fair market value of the stock at date of issuance. For the year ended December 31, 2004, amortization of deferred compensation related to stock issued in 2004 to the Chief Financial Officer totaled $77,460.

The Company's landlord through notes payable conversions and purchases of stock has accumulated two million shares of the Company's common stock. This represents 7.9% of the Company's outstanding common stock at December 31, 2004. For the year ended December 31, 2004, in accordance with SFAS No. 123, the fair value of the 400,000 stock options granted to the Company's landlord for services rendered was $92,000 and was recorded as noncash stock expense. The fair value for options granted to the Company's landlord was estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions: Expected option lives 3 years; Risk-free interest rate 5%; Dividend yield of zero.

                            GLOBAL HEALTH TRAX, INC.

                          [A Development Stage Company]

                                7,705,206 Shares

                                  Common Stock

                                 $1.25 Per Share

                                   PROSPECTUS

                            GLOBAL HEALTH TRAX, INC.

                        2465 Ash Street, Vista, CA 92083
                             Telephone: 760-542-3000
                             Facsimile: 800-673-4883
                         Email: ght@globalhealthtrax.com
                        Website: www.globalhealthtrax.com

                          ______________________, 2005

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Article Twelve of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or o for unlawful payments of dividends or unlawful stock purchase or redemption by us. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution are set forth below.



======================================== ==================== ===============
Registration Fees                        Approximately        $    1,219.43
---------------------------------------- -------------------- ---------------
Transfer Agent Fees                      Approximately        $    5,000.00
---------------------------------------- -------------------- ---------------
Legal Fees                               Approximately        $   40,000.00
---------------------------------------- -------------------- ---------------
Printing Fees                            Approximately        $    5,000.00
---------------------------------------- -------------------- ---------------
Accounting Fees                          Approximately        $   13,000.00
======================================== ==================== ===============



Recent Sales of Unregistered Securities

In connection with the organization of Global, and prior to any stock splits, Everett Hale, a founding shareholder of our company, provided labor and services in exchange for which for he was issued 20,000,000 shares of common stock. The stock issuances was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933. The aggregate value of the stock issued was established at $11,500. On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock which reduced Mr. Hale's ownership to 5,000,000 shares. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock which increased Mr. Hale's ownership to 10,000,000 shares. Similarly, in connection with the organization of Global, and prior to any stock splits, Lorin Dyrr, a founding shareholder of our company, provided labor and services in exchange for which for she was issued 20,000,000 shares of common stock. The aggregate value of the stock was established at $11,500. The stock issuances was in reliance upon the exemption from registration provided for
Section 4(2) of the Securities Act of 1933. The aggregate value of the stock issued was its par value. On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock which reduced Ms. Dyrr's ownership to 5,000,000 shares. Ms. Dyrr also agreed at that time to sell 50,000 shares of her stock to the corporation in exchange for the retirement of debt owed by her in the amount of $40,037. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock which increased Mr. Hale's ownership to 10,000,000 shares and Ms. Dyrr's ownership to 9, 900,000 shares. In addition, Global officer and director Russell Chaisson was issued 1,000,000 shares (500,000 pre 2 for 1 forward split) of common stock in 2003 in exchange for a promissory note in the amount of $125,000. The stock issuances was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933. The aggregate value of the stock issued was its par value.

Further, we have recently completed our capitalization with a private offering that resulted in $2,005,030 in proceeds to Global, including the conversion of debt for stock. The private offering was commenced on June 23, 2003 and closed on August 12, 2004. The stock issuance in the private offering was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated there under by the Securities And Exchange Commission. These proceeds were contributed by the selling shareholders set forth elsewhere in this prospectus in exchange for an aggregate of 3,705,206 shares of common stock. We have also adopted a non-qualified employee and independent contractor incentive stock option plan for which we have reserved a total of 3,000,000 and 2,000,000 shares of common stock respectively. Mr. Hale and Ms. Dyrr are eligible to participate in the employee incentive stock option plan and were each issued 1,000,000 options under the plan on January 2, 2004. The stock issuances was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933.


During 2003 notes and debts payable of $921,230, including accrued interest, were converted into 2,046,434 shares of common stock in reliance on the exemption from registration provided for by Section 4(2) of the Securities Act of 1933. The shareholders and the amount of debt retired are as follows: William Beck was issued 22,222 shares retire a debt of $10,000; Todd Dempsey was issued 10,084 shares to retire a debt of $4,538; Tom Dixson, Global's landlord of its manufacturing facility, was issued 1,511,112 shares to retire a debt of $680,000; Diana Dyrr was issued 11,204 shares to retire a debt of $5,084; Frances and E. Phillip Hale were issued 336,164 shares to retire a debt of $151,274; J. Vincent Construction was issued 55,920 shares to retire a debt of $25,328; Ted McGinnis was issued 10,084 shares to retire a debt of $4,538; and Larry Trinton was issued 89,644 shares to retire a debt of $40,340.

Exhibits

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

Exhibit No.



1.1           Subscription Agreement*

3.1           Articles of Incorporation*

3.2           Certificate of Amendment to Articles of Incorporation*

3.3           Certificate of Amendment to Articles of Incorporation*

3.4           Bylaws*

4.0           Specimen Stock Certificate*

5.0           Executed Opinion Re: Legality*

10.1          Manufacturing Facility Lease*

10.2          Snowden Co., Ltd. Agreement*

10.3          Paradigm World Marketing Agreement*


10.4          Hydroflush Agreement


23.1          Consent of Auditors

23.2 Consent of Counsel*



*Previously filed.

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b),
Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vista, California on April 4, 2005.


Global Health Trax, Inc.

By:
/s/Everett Hale
Everett Hale, Chief Executive Officer

/s/ Henry Leonard
Henry Leonard, Chief Financial Officer

/s/ Henry Leonard
Henry Leonard, Chief Accounting Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on April 4, 2005.


/s/Everett Hale
Everett Hale, Director

/s/Henry Leonard
Henry Leonard, Director

/s/Russell Chaisson
Russell Chaisson, Director

Exhibits

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

Exhibit No.



1.1           Subscription Agreement*

3.1           Articles of Incorporation*

3.2           Certificate of Amendment to Articles of Incorporation*

3.3           Certificate of Amendment to Articles of Incorporation*

3.4           Bylaws*

4.0           Specimen Stock Certificate*

5.0           Executed Opinion Re: Legality*

10.1          Manufacturing Facility Lease*

10.2          Snowden Co., Ltd. Agreement*

10.3          Paradigm World Marketing Agreement*


10.4          Hydroflush Agreement


23.1          Consent of Auditors

23.2          Consent of Counsel*



*Previously filed.